Exhibit 4.6

Certain identified information in this Agreement denoted with “[***]” has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and of the type that the registrant treats as private and confidential.

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT, OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD (X) PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT OR (Y) TO AN ACCREDITED INVESTOR IN A PRIVATE TRANSACTION. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 18 HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS OR MORE THAN THE AMOUNT SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE AND CAPITALIZED INTEREST.

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. FOR INFORMATION REGARDING THE ISSUE PRICE, THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, AND THE YIELD TO MATURITY OF THIS NOTE, PLEASE CONTACT THE GENERAL COUNSEL OF THE COMPANY AT THE FOLLOWING EMAIL ADDRESS: LEGAL@LITHIUMAMERICAS.COM, PHONE NUMBER: (778) 656-5820 OR ADDRESS: 3260 - 666 BURRARD STREET, VANCOUVER, BRITISH COLUMBIA, CANADA V6C 2X8.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY AND ANY SECURITY ISSUED ON CONVERSION HEREOF MUST NOT TRADE THE SECURITY BEFORE AUGUST 2, 2025.

LITHIUM AMERICAS CORP.

CONVERTIBLE NOTE

Issuance Date: April 1, 2025	Original Principal Amount: U.S. $195,000,000

FOR VALUE RECEIVED, Lithium Americas Corp., a company existing under the laws of the Province of British Columbia, Canada (the “Company”), hereby promises to pay to OMF Fund IV SPV M LLC or its registered assigns (the “Holder”) in cash the amount set forth above as the Original Principal Amount (as (x) reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise or (y) increased pursuant to one or more elections by the Company to pay Capitalized Interest in respect of Interest (as defined below), the “Principal”) when due, whether upon the Maturity Date, acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the issuance date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date, an Interest Date or upon acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Convertible Note (including all Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) has been issued pursuant to the Transaction Agreement. Certain capitalized terms used herein are defined in Section 32.

(1) PAYMENTS OF PRINCIPAL. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal and any accrued and unpaid Interest. Except as specifically provided for in this Note, the Company is not required or permitted to prepay any portion of the outstanding Principal.

(2) INTEREST; INTEREST RATE; DEFAULT RATE.

(a) Interest on the Principal amount of this Note shall commence accruing on the Issuance Date from day to day, both before and after default, demand, maturity and judgment, at the Interest Rate and shall be computed on the basis of a 360-day year and shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year following the Issuance Date through the Maturity Date (each, an “Interest Date”) with the first (1st) Interest Date being June 30, 2025. Interest shall be payable on each Interest Date, to the record holder of this Note on the applicable Interest Date, at the option of the Company, either as (i) Cash Interest or (ii) Capitalized Interest. The Company shall deliver a written notice (an “Interest Election Notice”) to the Holder on or prior to the date that is five (5) Business Days immediately prior to the applicable Interest Date, which Interest Election Notice either (a) elects that Interest to be paid on such Interest Date shall be paid entirely as Cash Interest, or (b) elects that Interest to be paid on such Interest Date shall be paid entirely as Capitalized Interest; provided that notwithstanding anything to the contrary herein; upon the occurrence and during an Event of Default, all Interest shall be paid entirely as Cash Interest. If the Company does not timely deliver an Interest Election Notice in accordance with this Section 2(a), then the Company shall be deemed to have delivered an irrevocable Interest Election Notice confirming the payment of Interest as Capitalized Interest on such Interest Date.

(b) Interest on this Note shall accrue at 9.875% per annum (the “Interest Rate”) and be payable by way of inclusion of the Interest in the Conversion Amount (as defined in Section 3(b)(i)) on each Conversion Date (as defined in Section 3(c)(i)) in accordance with Section 3(b)(i). From and after the occurrence and during the continuance of any Event of Default (as defined below), the Interest Rate shall be increased to 11.875% per annum (the “Default Rate”). In the event that such Event of Default is subsequently cured or waived in writing by the Holder in its sole discretion (and no other Event of Default then exists), the adjustment to the Interest Rate referred to in the preceding sentence shall cease to be effective as of the date of such cure or waiver; provided, that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure or waiver of such Event of Default.

(3) CONVERSION OF NOTES. At any time or times after the Issuance Date and prior to the Maturity Date, this Note shall be convertible into validly issued, fully paid and nonassessable Common Shares, on the terms and conditions set forth in this Section 3.

(a) Holder Optional Conversion Right. At any time or times on or after the Issuance Date and prior to the Maturity Date, the Holder shall be entitled to convert all or any portion of the outstanding and unpaid Conversion Amount, as selected by the Holder, into validly issued, fully paid and nonassessable Common Shares in accordance with Section 3(c)(i)—(iii), at the Conversion Rate (as defined below); provided that the delivery of the Common Shares will be subject to Section 3(e) hereof. The Company shall not issue any fraction of a Common Share upon any conversion. If the issuance would result in the issuance of a fraction of a Common Share, the Company shall round such fraction of a Common Share down to the nearest whole share. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent (as defined below)) that may be payable with respect to the issuance and delivery of Common Shares upon conversion of any Conversion Amount but excluding any such taxes due because the Holder requests such Common Shares to be issued in a name other than the Holder’s name, in which case the Holder will pay such taxes.

(b) Conversion Rate. The number of Common Shares issuable upon conversion of any Conversion Amount pursuant to Section 3(a), shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i) “Conversion Amount” means the sum of (A) the portion of the then outstanding and unpaid Principal (including, without limitation, Capitalized Interest, if any) to be converted, redeemed or otherwise with respect to which this determination is being made and (B) accrued and unpaid Interest, if any, with respect to such Principal.

(ii) “Conversion Price” means, as of any Conversion Date or other date of determination, $3.78, subject to adjustment as provided herein.

(c) Mechanics of Conversion.

(i) Holder Optional Conversion. To convert any Conversion Amount into Common Shares on any date (a “Conversion Date”) in accordance with Section 3(a), the Holder shall transmit by electronic mail (or otherwise deliver), for delivery on or prior to 5:00 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (a “Conversion Notice”) to the Company. If required by Section 3(c)(iii), but without delaying the Company’s requirement to deliver Common Shares on the applicable Holder Optional Conversion Share Delivery Date (as defined below), the Holder shall surrender this Note to a common carrier for delivery to the Company as soon as reasonably practicable on or following the applicable Conversion Date on which the Holder submitted a Conversion Notice to the Company electing to convert all or a portion of the Conversion Amount as represented on such Conversion Notice (or an indemnification undertaking with respect to this Note in the case of its loss, theft, destruction or mutilation in compliance with the procedures set forth in Section 19(b)). In lieu of indicating the portion of the outstanding and unpaid Conversion Amount that the Holder elects to convert, the Holder may indicate in a Conversion Notice the number of Common Shares it seeks to receive upon conversion of any portion of this Note and the reduction of the outstanding and unpaid Conversion Amount pursuant to such conversion shall be determined at the end of such Conversion Date by multiplying such number of Common Shares by the applicable Conversion Price. No ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice be required. On or before the first (1st) Trading Day following the date of delivery of a Conversion Notice, the Company shall transmit by electronic mail a confirmation of receipt of such Conversion Notice in substantially the form attached as Exhibit II, such confirmation including certain representations as to whether such Common Shares may then be resold pursuant to Rule 144 or an effective and available registration statement, to the Holder and the Company’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent (or shall otherwise be accompanied by an instruction to the Transfer Agent) to process such Conversion Notice in accordance with the terms therein. On or before the third (3rd) Trading Day following the date on which the Holder has delivered the applicable Conversion Notice to the Company (a “Holder Optional Conversion Share Delivery Date”), the Company shall, at any time on or after August 2, 2025 (and if before such date, the deposit will occur as described below), (x) credit such aggregate number of Common Shares to which the Holder is entitled pursuant to such Conversion Notice without any legends to the Holder’s or its designee’s balance account with The Canadian Depository for Securities Limited (“CDS”) or (y) provided that the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and either (A) the applicable Conversion Shares are subject to an effective resale registration statement in favor of the Holder or (B) if converted at a time when Rule 144 would be available for resale of the applicable Conversion Shares by the Holder, credit such aggregate number of applicable Conversion Shares to which the Holder is entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or (z) if (A) the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or (B) the applicable Conversion Shares are not subject to an effective resale registration statement in favor of the Holder and, if converted at a time when Rule 144 would not be available for resale of the applicable Conversion Shares by the Holder, issue and deliver to the address or account, as applicable, as specified in the Conversion Notice, a certificate, direct registration system advice or book-entry notation, as applicable, registered in the name of the Holder or its permitted designee, for the number of Common Shares to which the Holder shall be entitled pursuant to such conversion. Prior to August 2, 2025, the Company will issue and deliver to the address or account, as applicable, as specified in the Conversion Notice, a certificate, direct registration system advice or book-entry notation, as applicable, registered in the name of the Holder or its permitted designee, for the number of Common Shares to which the Holder shall be entitled pursuant to such conversion. In the event that any Conversion Shares at any time are not deposited into DTC or CDS, as applicable, the Company will use its commercially reasonable efforts, at the Holder’s request, to assist the Holder to deposit such Conversion Shares into DTC and/or CDS, as applicable, as soon as such deposits are reasonably practicable. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the then outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable after delivery of this Note and at its own expense, issue and deliver to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal not converted. The Company shall treat the Person or Persons entitled to receive the Common Shares issuable upon a conversion of this Note for all purposes as the record holder or holders of such Common Shares on the applicable Conversion Date, irrespective of the date such Conversion Shares are credited to the Holder’s account with DTC or CDS, as applicable, or the date of delivery of the certificates evidencing such Conversion Shares, as the case may be. The Company’s obligations to issue and deliver Common Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional. Notwithstanding anything to the contrary contained in this Note or the Registration Rights Agreement, after the effective date of the Registration Statement and prior to the Holder’s receipt of the notice of a Grace Period (as defined in the Registration Rights Agreement), the Company shall, upon receipt of reasonably requested documentation and letters of representation, cause the Transfer Agent to deliver unlegended Common Shares to the Holder (or its designee) in connection with any sale of Registrable Securities with respect to which the Holder has entered into a contract for sale, and delivered a copy of the prospectus included as part of the particular Registration Statement to the extent applicable, and for which the Holder has not yet settled. While any Notes are outstanding, the Company shall use a transfer agent that participates in the DTC Fast Automated Securities Transfer Program and CDS. Notwithstanding anything to the contrary in this Note, if the Conversion Shares are issued within four months and a day from the Issuance Date, such Conversion Shares will bear the following legend: “UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE AUGUST 2, 2025.”

(ii) Company’s Failure to Timely Convert. If the Company shall fail, other than by reason of a failure of a Holder to comply with its obligations hereunder, on or prior to the Holder Optional Conversion Share Delivery Date either (I) to issue and deliver a certificate, direct registration system advice or book-entry notation to the Holder, if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or if converted at a time when the applicable Conversion Shares are not subject to an effective resale registration statement in favor of the Holder and Rule 144 would not be available for resale of the applicable Conversion Shares by the Holder or if it is prior to August 2, 2025, or credit the Holder’s balance account (without any legends) with CDS or DTC, as applicable (if it is after August 2, 2025 in the case of CDS and the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program in the case of DTC) and in the case of DTC, (a) the applicable Conversion Shares are subject to an effective resale registration statement in favor of the Holder or (b) if converted at a time when Rule 144 would be available for resale of the applicable Conversion Shares by the Holder, for the number of Common Shares to which the Holder is entitled upon the conversion of any Conversion Amount or (II) in the case of DTC, if the Registration Statement is not available for the resale of the Common Shares that are the subject of the Conversion Notice (the “Unavailable Conversion Shares”) and the Company fails to promptly, but in no event later than as required pursuant to the Registration Rights Agreement (x) so notify the Holder and (y) deliver the Common Shares electronically without any restrictive legend by crediting such aggregate number of Common Shares to which the Holder is entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) together with an event described in clause (I) above, a “Conversion Failure”), then in addition to all other remedies available to the Holder (including under the Registration Rights Agreement), the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Common Shares (or to electronically deliver such Common Shares) upon conversion of this Note as required pursuant to the terms hereof.

(iii) Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the name and address of the Holder of this Note (and the name and address of any Person who is transferred all or any portion of this Note to the extent permitted by the terms hereof) and the Principal amount (and stated interest with respect thereto) held by the Holder (and any Person who is transferred all or any portion of this Note to the extent permitted by the terms hereof) (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned, transferred or sold in whole or in part only by registration of such assignment, transfer or sale on the Register. Upon its receipt of a request to assign, transfer or sell all or part of any Registered Note by the Holder in accordance with Section 18, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate Principal amount as the Principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 19. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company or the Company has provided the Holder, as applicable, with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal and Interest converted and/or paid (as the case may be) and the dates of such conversions, and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(d) Holder Conversion Limitation. Unless otherwise agreed in writing by both the Company and the Holder, the Company shall not effectuate any conversion of this Note or any Additional Notes, and the Holder shall not have any right to convert the Note or any Additional Notes, to the extent that such conversion would result in such Holder (together with the Holder’s Affiliates and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates, in each case, to the extent that such Affiliates and persons acting as a group are required to aggregate their beneficial ownership of Common Shares for purposes of the Relevant Section (as defined below) of the Exchange Act (“Attribution Parties”)), beneficially owning more than 9.99% of the number of shares of the Common Shares outstanding immediately after giving effect to the issuance of Common Shares issuable upon conversion of the Note and any Additional Notes, as applicable (subject to adjustment under this Section 3(d), the Holder’s “Beneficial Ownership Limitation”). For purposes of the foregoing sentence, the number of Common Shares beneficially owned by the Holder and their Attribution Parties shall include the number of Common Shares issuable upon conversion of any portion of the Note and any Additional Notes, as applicable, with respect to which such determination is being made, but shall exclude the number of shares of Common Shares which would be issuable upon (i) conversion of any remaining portion of the Note or any Additional Notes by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Attribution Parties. For purposes of this Section 3(d), (i) the determination of any “group” status shall be made in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, and (ii) the determination of “beneficial ownership” shall be made in accordance with the determination of whether a Person is a beneficial owner of more than 10% of the Common Shares outstanding for purposes of determining if such Person is subject to Section 16 of the Exchange Act, as determined in accordance with Section 16 of the Exchange Act and the rules and regulations promulgated thereunder (the applicable Section of the Exchange Act being referred to herein as the “Relevant Section”) (it being acknowledged and understood by the Holder that the Company is not representing to the Holder that such calculation is in compliance with the Relevant Section of the Exchange Act and that the Holder is solely responsible for the preparation of any schedules required to be filed in accordance therewith). To the extent that the limitations contained in this Section 3(d) apply to the Holder, the determination of whether any portion of the Note or the Additional Notes, as applicable, are convertible, and the portion thereof that is convertible in relation to other securities owned by the Holder and the Holder’s Attribution Parties, shall be calculated by the Holder and the submission of a Conversion Notice shall be deemed to be a determination by the Holder in relation to other securities owned by the Holder and the Holder’s Attribution Parties that the portion of the Note or Additional Notes, as applicable, set forth in the applicable Conversion Notice is convertible. Upon receipt of a Conversion Notice, the Company shall independently confirm whether the conversion of any portion of the Note or Additional Notes set forth in the Conversion Notice by the Holder would result in the violation by the Holder of its Beneficial Ownership Limitation and, if so, shall instruct the Holder of such violation and shall not effectuate any conversion of any portion of the Note or the Additional Notes that would result in such violation for the Holder. In making such determination, the Company shall be able to rely for all purposes on the information in a Conversion Notice as such Holder’s total beneficial ownership, inclusive of Attribution Parties. In the event that the issuance of Common Shares to the Holder upon the conversion of any portion of the Note or the Additional Notes results in the Holder being deemed to beneficially own, in the aggregate, more than the Holder’s Beneficial Ownership Limitation, the number of shares so issued by which the Holder’s aggregate beneficial ownership exceeds the Holder’s Beneficial Ownership Limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon the written request of the Holder, the Company shall within two (2) Business Days confirm in writing to the Holder the number of Common Shares then outstanding. The Holder, upon notice to the Company, may increase or decrease its Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the Common Shares outstanding and the provisions of this Section 3(d) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The limitations contained in this paragraph shall apply to a successor Holder which successor Holder shall be subject to the same Beneficial Ownership Limitation as its transferor unless and until changed in accordance with this Section 3(d).

(e) Conversion Cap. To the extent that any issuance of Common Shares hereunder would result in the Holder holding more than the lesser of (i) 19.99% of the issued and outstanding Common Shares as of immediately prior to entry into the Transaction Agreement (such amount being, 43,707,080 Common Shares) and (ii) 19.99% of the issued and outstanding Common Shares at the time of conversion of any portion of the Note or the Additional Notes (the “Conversion Cap”), such amount of Common Shares over and above the applicable Conversion Cap will instead be paid to the Holder in cash on the same date that the Common Shares in respect of such conversion would have otherwise been issued in accordance with the terms hereof, with each Common Share to be valued at a price equal to the five-day volume weighted average trading price of a Common Share on the NYSE (or in the event that the Common Shares are not then listed on the NYSE, the TSX) ending on the Trading Day prior to the applicable Conversion Notice being delivered to the Company.

(4) RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default” and each of the events in clauses (vi), (viii) and (ix) shall also constitute a “Bankruptcy Event of Default”:

(i) the failure of the Common Shares to be listed on an Eligible Market;

(ii) the Company’s failure to cure a Conversion Failure by delivery of the required number of Common Shares within five (5) Trading Days after the applicable Conversion Date, other than in any such case as a result of the failure by a Holder to comply with its obligations hereunder;

(iii) the Company’s failure to pay to the Holder any amount of Principal, Interest, Redemption Price or any other fees or other obligations when and as due under this Note, any other Transaction Document or the Production Payment Agreement, except, (i) in the case of a failure to pay Interest, in which case only if such failure continues for a period of two (2) Business Days and (ii) in the case of failure to pay any fees or other obligations other than Principal, Interest and the Redemption Price when and as due, in which case only if such failure continues for a period of five (5) Business Days;

(iv) any representation or warranty confirmed or made by or on behalf of the Company (i) in any of the Transaction Documents or (ii) in any certificate, financial statement or other document provided by or on behalf of the Company in connection with the transactions contemplated by any Transaction Document shall, in any such case, be found to have been incorrect, false or misleading in any material respect when confirmed, made or deemed to have been made;

(v) (i) an event of default shall have occurred and be continuing under the DOE Loan or any other agreement or instrument evidencing, or under which the Company, an Intermediate Holding Company or the Project Company has outstanding at any time, any Indebtedness in an amount in excess of thirty million Dollars ($30,000,000) for thirty (30) days beyond any applicable grace or cure periods in the agreement or instrument evidencing such Indebtedness, or (ii) any other default or event of default occurs and is continuing under the DOE Loan or under any such other agreement or instrument, if the effect of such default or event of default is to accelerate the maturity of such Indebtedness;

(vi) the Company or General Motors Holdings LLC (“GM”) shall fail to perform or observe any material covenant or any other material term or obligation under any GM Investment Document, or any representation or warranty confirmed or made by or on behalf of the Company or GM in any GM Investment Document shall be found to have been incorrect, false or misleading in any material respect when confirmed, made or deemed to have been made, and such breach, default or misrepresentation (x) would entitle the other party to terminate any GM Investment Document as a result thereof and (y) shall continue unremedied beyond any applicable cure period set forth therein, or if no cure period is specified, thirty (30) days from the earlier of the Company’s knowledge or notice of such failure; provided that if such Person is proceeding with all requisite diligence and in good faith to cure such failure and such GM Investment Document has not been terminated by the other party, then, upon delivery by the Company of an officer’s certificate certifying the foregoing, providing a reasonably detailed description of such cure activities, and certifying that the outstanding default could not reasonably be expected to have an Material Adverse Effect while the Company continues to cure, at the written approval of the Required Holders the time within which such failure may be cured shall be extended to such date, not to exceed a total of thirty (30) additional days after the end of the initial thirty (30) day period, as shall be necessary for such Person to cure such failure;

(vii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, arrangement, relief of creditors, reorganization or other relief in respect of the Company, an Intermediate Holding Company or the Project Company or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, monitor or similar official for the Company, the Intermediate Holding Companies or the Project Company or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed, undischarged or unbonded for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(viii) any of the Company, an Intermediate Holding Company or the Project Company shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, arrangement, relief of creditors, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (v) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Company, Intermediate Holding Company or the Project Company or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(ix) the Company, an Intermediate Holding Company or the Project Company shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;

(x) (i) one or more judgments for the payment of money shall be rendered against the Company, an Intermediate Holding Company or the Project Company and such judgements have not been paid, vacated, discharged or stayed or bonded pending appeal within sixty (60) days of occurrence thereof and the aggregate amount of all such judgments outstanding at any time (except to the extent any applicable insurer(s) have acknowledged liability therefor) exceeds thirty million Dollars ($30,000,000); or (ii) the Company, an Intermediate Holding Company or the Project Company shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case of clauses (i) or (ii), are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued; provided that if such Person is proceeding with all requisite diligence and in good faith to cure such failure, then, upon delivery by the Company of an officer’s certificate certifying the foregoing, providing a reasonably detailed description of such cure activities, and certifying that the outstanding default could not reasonably be expected to have an Material Adverse Effect while the Company continues to cure, at the written approval of the Required Holders the time within which such failure may be cured shall be extended to such date, not to exceed a total of thirty (30) additional days after the end of the initial thirty (30) day period, as shall be necessary for such Person to cure such failure;

(xi) breach or failure in any respect to comply with the covenants included in this Note or any other Transaction Document, which breach or failure shall continue unremedied for (a) in the case of any reporting obligation, forty-five (45) days and (b) in the case of any other covenant, thirty (30) days, in each case after the earlier of the Company’s or any Subsidiary’s knowledge of such breach or written notice thereof from the Holder; provided that in the case of (b), if such Person is proceeding with all requisite diligence and in good faith to cure such failure, then, upon delivery by the Company of an officer’s certificate certifying the foregoing, providing a reasonably detailed description of such cure activities, and certifying that the outstanding default could not reasonably be expected to have an Material Adverse Effect while the Company continues to cure, at the written approval of the Required Holders the time within which such failure may be cured shall be extended to such date, not to exceed a total of thirty (30) additional days after the end of the initial thirty (30) day period, as shall be necessary for such Person to cure such failure;

(xii) (A) the occurrence of any “default”, as defined in any Transaction Document (other than this Note) or the breach of any of the terms or provisions of any Transaction Document (other than this Note), which default or breach continues beyond any period of grace therein provided or, if no period of grace is provided, for thirty (30) days after the earlier of the Company or any Subsidiary’s knowledge of such breach or written notice thereof from the Holder or (B) other than as specifically set forth in another clause of this Section 4(a), the Company or any of its Subsidiaries breaches any of the covenants, terms or provisions of this Note, the Transaction Agreement or any other Transaction Document and such breach continues for a period of at least thirty (30) days after the earlier of the Company or any Subsidiary’s knowledge of such breach or written notice thereof from the Holder;

(xiii) any material provision of the Transaction Agreement, the Production Payment Agreement, the Registration Rights Agreement, this Note or other Transaction Document ceases to be valid, binding and enforceable in accordance with its terms (other than if solely caused by Holder or any of its Affiliates and provided that, for the avoidance of doubt, the Transaction Documents will not include any lithium offtake arrangements);

(xiv) (i) prior to the Project Completion Date, construction of the Mine or the Processing Facility shall be suspended for a period of sixty (60) consecutive days or ninety (90) days in the aggregate in any fiscal year, in each case, other than scheduled shutdowns or scheduled maintenance conducted in accordance with the Integrated Project Schedule; provided that if such suspension is the direct result of the occurrence of an Event of Force Majeure, if, before the end of such sixty (60) consecutive day period or ninety (90) day period, as applicable, the Project Company shall have agreed with the DOE in writing a remediation plan signed by the Project Company confirming its intent to resume construction (within no more than ninety (90) additional days) and the

Project Company’s good faith belief that Substantial Completion can be achieved by the Substantial Completion Long Stop Date and Project Completion can be achieved by the Project Completion Long Stop Date, then such suspension of construction shall not be deemed an Event of Default unless work is not resumed within the period specified in, and undertaken in accordance with, the remediation plan; (ii) from and after the Project Completion Date, the Mine or the Processing Facility shall cease to operate for a period of sixty (60) consecutive days or ninety (90) days in the aggregate in any fiscal year, in each case, other than scheduled shutdowns or scheduled maintenance conducted in accordance with the Operating Plan; provided that if such cessation is the direct result of the occurrence of an Event of Force Majeure, if, before the end of such sixty (60) consecutive day period or ninety (90) day period, as applicable, the Project Company shall have agreed with the DOE in writing to a remediation plan signed by the Project Company confirming its intent to resume operation (within no more than ninety (90) additional days), then such cessation of operations shall not be deemed an Event of Default unless operations are not resumed within the period specified in, and undertaken in accordance with, the remediation plan; or (ii) the Project Company shall abandon, or suspend, agree in writing to abandon or suspend, or make any public statements regarding its intention to abandon, or suspend, the Project, the Mine or the Processing Facility, or take any action that could be deemed an “abandonment,” or “suspension.”

(xv) a Governmental Authority (i) lawfully condemns or assumes custody of all or substantially all of the property or assets of the Company and its Subsidiaries, taken as a whole; or (ii) takes lawful action to displace the management of, or the Company’s interest in, the Project Company;

(xvi) all or a material portion of the Project is destroyed or becomes permanently inoperative as a result of any condemnation, expropriation or taking (including by any Governmental Authority) of any portion of the Project, or any other event that causes a material portion of the Project to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, including through a failure of title (or defect therein) or any damage, destruction or loss of such property;

(xvii) the imposition or enforcement of any foreign exchange or currency controls, export restrictions relating to battery-grade lithium carbonate or other authorizations by any Governmental Authority which has a Material Adverse Effect on the Company’s ability to perform its obligations under the Transaction Documents;

(xviii) any event, or series of events or circumstances or changes in relation to the Project or the Project Company that has had or could reasonably be expected to have a Material Adverse Effect shall occur and be continuing;

(xix) a Change of Control occurs, unless the Company has submitted a Change of Control Redemption Notice to the Holder pursuant to Section (4)(d) prior to the occurrence of a Change of Control and any payment that is required to be made by the Company to the Holder in accordance with Section (4)(d) is paid in accordance thereof;

(xx) (A) GM issues a DOE Put Notice (as defined in the LAC-GM JV LLCA), (B) the DOE Loan is terminated, (C) all conditions precedent for the funding of an applicable advance under the DOE Loan have been satisfied or waived by the DOE, but the DOE does not fund such advance in accordance with the terms of the DOE Loan for a period of thirty (30) days, or (D) a permanent injunction or other Order is issued and is continuing, or a statute, rule, regulation or executive order is promulgated or enacted by a Governmental Authority and is continuing, which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated under the DOE Loan;

(xxi) the use of the proceeds hereunder or under any other Transaction Document shall violate or cause any Person, including any Holder, to violate any Sanctions or Anti-Money Laundering Laws or other applicable Anti-Corruption Laws;

(xxii) any violation by any Project Entity or any Major Project Participant of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws;

(xxiii) all or any material portion of the Project Property is sold, transferred, subject to any Lien or assigned or disposed of without the consent of the Holder (other than pursuant to a Disposition expressly permitted hereunder or a Permitted Encumbrance, as applicable);

(xxiv) any of the following occurs; provided that if the Company is proceeding with all requisite diligence and in good faith to cure such failure, then, upon delivery by the Company of an officer’s certificate certifying the foregoing, providing a reasonably detailed description of such cure activities, and certifying that the outstanding default could not reasonably be expected to have an Material Adverse Effect while the Company continues to cure, at the written approval of the Required Holders the time within which such failure may be cured shall be extended to such date, not to exceed a total of thirty (30) days:

(A) any Transaction Document, any Major Project Document, any Project Document (to the extent it is not a Major Project Document, solely to the extent that such event results in a Material Adverse Effect) or any GM Investment Document at any time and for any reason in whole or in any material respect:

(1) is or becomes invalid, illegal, void or unenforceable or any party thereto has repudiated or disavowed or taken any action to challenge the validity or enforceability of such agreement;

(2) except as otherwise expressly permitted hereunder, ceases to be in full force and effect except at the stated termination date thereof, or shall be assigned or otherwise transferred or terminated by the Company, any Intermediate Holding Company or the Project Company, as applicable, prior to the repayment in full of this Note and all obligations hereunder and under the other Transaction Documents (other than with the prior written consent of the Required Holders); or

(3) is suspended, revoked or terminated (other than upon expiration in accordance with its terms when fully performed);

(B) any Project Entity or any Major Project Participant (as defined in the DOE Loan as of the date hereof) shall fail to obtain, renew, maintain or comply (in any material respect) with any Required Approval (other than to the extent such Required Approval has expired pursuant to its terms and is no longer required in light of the relevant stage of development or operation of the Project) or any such Required Approval shall be rescinded, terminated, suspended, modified, withdrawn or withheld or shall be determined to be invalid or shall cease to be in full force and effect;

(C) any proceedings shall be commenced by or before any Governmental Authority for the purposes of rescinding, terminating, suspending, modifying, withdrawing or withholding any such Required Approval, and such proceeding is not: (A) dismissed within sixty (60) days of institution, including as a result of satisfaction of any judgement or settlement of any claim that does not otherwise separately result in an Event of Default hereunder; or (B) diligently contested or appealed by any Project Entity in accordance with the Permitted Contest Conditions or any Major Project Participant (as defined in the DOE Loan as of the date hereof), as applicable; or

(D) the Project Company shall cease to maintain Project Mining Claims and rights and/or access to sufficient water supply for the Project.

(b) Event of Default Mandatory Redemption Rights.

(i) At any time after the earlier of the Holder’s receipt of an Event of Default Notice (as defined below) and the Holder becoming aware of an Event of Default, if such Event of Default is continuing at the time of delivery of the Event of Default Notice then (A) the Holders of 25% of the aggregate principal amount of outstanding Notes (the “Directing Holders”) may require the Company to redeem all or any portion of this Note held by the Directing Holders or (B) the Company may redeem all or any portion of this Note, in each case by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Holder or the Company, as applicable, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder or the Company, as applicable, is electing for redemption. For the avoidance of doubt, the Company shall not be required to redeem any portion of this Note not held by the Directing Holders. The Company shall deliver the applicable Event of Default Redemption Price to the Directing Holders at a date of its determination within two (2) Business Days after the Directing Holders’ or the Company’s, as applicable, delivery of the Event of Default Redemption Notice (the “Event of Default Redemption Date”). Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to the then outstanding and unpaid Principal and accrued and unpaid interest, if any, with respect to such Principal (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 10(b). To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 4, but subject to Section 3(e), until the Event of Default Redemption Price is paid in full, the Conversion Amount submitted for redemption under this Section 4(b) may be converted, in whole or in part, by the Holder into Common Shares pursuant to Section 3. The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(c) Mandatory Redemption upon Bankruptcy Event of Default. Notwithstanding anything to the contrary herein, and notwithstanding any conversion that is then required or in process, upon any Bankruptcy Event of Default, whether occurring prior to or following the Maturity Date, the Company shall immediately pay to the Holder an amount in cash equal to the Event of Default Redemption Price with respect to the Conversion Amount then held by the Holder (the “Bankruptcy Event of Default Redemption Price”), without the requirement for any notice or demand or other action by the Holder or any other Person; provided that the Holder may, at its sole discretion, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part, and any such waiver shall not affect any other rights of the Holder hereunder, including any other rights in respect of such Bankruptcy Event of Default, any right to conversion, and any right to payment of the Event of Default Redemption Price or any other Redemption Price, as applicable. Redemption required by this Section 4(c) shall be made in accordance with the provisions of Section 10(b).

(d) Change of Control Redemption Right. Notwithstanding Section 5(a), no later than the later of (x) ten (10) days prior to the consummation of a Change of Control or Company Change of Control and (y) the public announcement of such Change of Control or Company Change of Control, the Company shall deliver written notice thereof via electronic mail or overnight courier to the Holder (a “Change of Control Redemption Notice”) setting forth a description of such Change of Control or Company Change of Control transaction in reasonable detail, the anticipated effective date of such Change of Control or Company Change of Control (the “Anticipated Change of Control Effective Date”) and including an offer by the Company to redeem, at the Holder’s election, any or all of the total then outstanding and unpaid Conversion Amount of this Note at the Change of Control Redemption Price (as defined below) (a “Change of Control Offer”) unless earlier converted pursuant to Section 3(a). Within seven (7) days after the Change of Control Redemption Notice is sent to the Holder (the “Change of Control Redemption Election Deadline”), the Holder shall deliver a written notice via electronic mail or overnight courier to the Company (a “Change of Control Redemption Election”) indicating the portion of the Conversion Amount the Holder is electing to require the Company to redeem, if any (the “Change of Control Redemption Amount”). If the Holder returns a Change of Control Redemption Election prior to the Change of Control Redemption Election Deadline, then on the latest of (x) the actual effective date of the date of control, and (y) the Anticipated Change of Control Effective Date (such latest date, the “Change of Control Redemption Date”), the

Company shall redeem (a “Change of Control Redemption”) the Change of Control Redemption Amount at a price in cash equal to (A) in the case of a Change of Control, the product of (i) the Redemption Premium and (ii) the Change of Control Redemption Amount and (B) in the case of a Company Change of Control, 101% of the Change of Control Redemption Amount (the foregoing (A) and (B), the “Change of Control Redemption Price”). If the Holder does not return a Change of Control Redemption Election to the Company by the Change of Control Redemption Election Deadline, none of the Conversion Amount will be redeemed. Redemptions pursuant this Section 4(d) shall be made in accordance with the provisions of Section 10(b) and shall have priority to payments to shareholders in connection with a Change of Control or Company Change of Control, as applicable. Notwithstanding anything to the contrary in this Section 4(d), but subject to Section 3(e), until the Change of Control Redemption Price is paid in full, the Conversion Amount subject to redemption under this Section 4(d) may be converted, in whole or in part, by the Holder into Common Shares pursuant to Section 3(a). Notwithstanding anything to the contrary in this Section 4(d), the Company will not be required to make a Change of Control Offer upon a Change of Control or a Company Change of Control if (i) a Redemption Notice applying to all of the Conversion Amount has been given, unless and until there is a default in payment of the applicable Redemption Price or (ii) in connection with or in contemplation of any Change of Control or Company Change of Control, the Company or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Redemption Price on terms satisfactory to the Holder and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer. Notwithstanding anything to the contrary contained herein, a Change of Control Offer or an Alternate Offer may be made in advance of a Change of Control or Company Change of Control, as applicable, or conditioned upon the consummation of such Change of Control or Company Change of Control, if a definitive agreement is in place for the Change of Control or Company Change of Control at the time the Change of Control Offer or Alternate Offer is made. In the event that, upon the consummation of a Change of Control Redemption, Change of Control Offer, Alternate Offer or other tender offer, less than 10% of the aggregate principal amount of the Notes (including, without limitation, any other Notes issued pursuant to the terms of the Transaction Agreement (“Additional Notes”), if any) that were originally issued are outstanding and held by Holders other than the Company or Affiliates thereof, the Company will have the right, upon not less than 10 nor more than 60 days prior notice, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the price offered in such Change of Control Offer, Alternate Offer or other tender offer plus, to the extent not included in such amount, accrued and unpaid interest, if any, on the Notes that remain outstanding, to the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant Interest Date.

(5) CONSOLIDATION, MERGER, SALE CONVEYANCE OR SALE; MERGER EVENT; AND CHANGE OF CONTROL.

(a) Company May Consolidate, Etc. on Certain Terms. Unless the Notes are redeemed by the Company in accordance with Section 4(d), the Company shall not consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of the consolidated properties and assets of the Company and its Subsidiaries, taken as a whole, to another Person (any such transaction, a “Business Combination”), unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”), if not the Company, shall be a corporation organized and existing under the laws of Canada, any Province thereof; the United States of America, any State thereof, or the District of Columbia; Luxembourg; the United Kingdom; or any member state of the European Union, and the Successor Company (if not the Company) shall expressly assume in writing all of the obligations of the Company under this Note and the other Transaction Documents to which it is a party; and

(ii) immediately after giving effect to such Business Combination, no Default or Event of Default shall have occurred and be continuing under this Note.

(b) Successor Company to be Substituted. In case of any such Business Combination and upon the assumption by the Successor Company in the manner set forth in Section 5(a)(i), such Successor Company (if not the Company) shall succeed to and, except in the case of a lease, shall be substituted for the Company, with the same effect as if it had been named herein as the party of the first part, and may thereafter exercise every right and power of the Company under this Note. In the event of any such Business Combination (but not in the case of a lease), upon compliance with Section 5(a), the Person named as the “Company” in the first paragraph of this Note may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from all of its liabilities and obligations under this Note.

(c) Effect of Recapitalizations, Reclassifications and Changes of the Common Shares. Subject to the rules of the Principal Markets, in the case of:

(i) any recapitalization, reclassification or change of the Common Shares (other than a change to par value, or from par value to no par value, or changes resulting from a subdivision or combination),

(ii) any consolidation, merger, combination or similar transaction involving the Company,

(iii) any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety or

(iv) any statutory share exchange,

in each case, as a result of which the Common Shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at the effective time of such Merger Event, the right to convert each $1,000 Conversion Amount of Notes shall be changed into a right to convert such Conversion Amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Common Shares equal to the quotient of

$1,000 and the Conversion Price immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “Unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one Common Share is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall agree in writing (a “Merger Event Supplement”) providing for such change in the right to convert this Note.

If the Merger Event causes the Common Shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then (i) the Reference Property into which the Notes will be convertible shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Common Shares, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one Common Share. The Company shall notify the Holder of such weighted average as soon as reasonably practicable after such determination is made. Such Merger Event Supplement described in the immediately preceding paragraph shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in Section 7. If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing Person, as the case may be, in such Merger Event, then such Merger Event Supplement shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Company shall reasonably consider necessary by reason of the foregoing. The Company shall not become party to any Merger Event unless its terms are consistent with this Section 5(c).

(6) WITHHOLDING.

(a) Any and all payments made pursuant to this Note (including, for greater certainty, the issuance of Conversion Shares as provided in Section 3) shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Company) requires the deduction or withholding of any Tax from any such payment by the Company to the Holder, then the Company shall be entitled to make such deduction and withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased as necessary so that after such deduction or withholding has been made (including such deductions or withholdings of Indemnified Taxes applicable to additional sums payable under this Section 6) the Holder receives an amount equal to the sum it would have received had no such deduction or withholding been made. In addition, the Company agrees to pay to the relevant Governmental Authority in accordance with Applicable Law any present or future stamp, documentary or similar Taxes that arise from any payment made hereunder or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, this Note. The Company shall deliver to the Holder official receipts, if any, in respect of any Taxes payable hereunder promptly after payment of such Taxes or other evidence of payment that is reasonably acceptable to the Holder. The Company shall indemnify the Holder, within ten (10) calendar days after written demand therefor, for the full amount of any Indemnified Taxes, plus any related interest or penalties, that are paid or payable by the Holder to the relevant Governmental Authority.

(b) If the Holder (including all direct and indirect holders of the Holder) is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Note, the Holder shall deliver to the Company, at the time or times reasonably requested by the Company, such properly completed and executed documentation reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate of withholding (including Canada Revenue Agency NR301, NR302 or NR303 forms and worksheets as required from time to time). In addition, the Holder, if reasonably requested by the Company, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company as will enable the Company to determine whether or not the Holder (including all direct and indirect holders of the Holder) is subject to backup withholding or information reporting requirements or eligible from any other exemption from or reduction of withholding Tax. The Holder agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Company in writing of its legal inability to do so.

(c) If the Holder determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which the Company has paid additional amounts pursuant to this Section 6, it shall pay over such refund to the Company (but only to the extent of additional amounts paid by the Company under this Section 6 with respect to the Taxes giving rise to such refund), net of reasonable out-of-pocket expenses and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Company, upon the request of the Holder, agrees to repay the amount paid over to the Company (plus any penalties, interest, other charges or additional amounts imposed by the relevant Governmental Authority) to the Holder in the event the Holder is required to repay such refund to such Governmental Authority.

(d) The obligations of the Company under this Section 6 shall survive the termination of this Note and the payment of all amounts payable hereunder.

(7) ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price will be subject to adjustment from time to time as provided in this Section 7.

(a) Adjustment of Conversion Price upon Certain Distributions or Events. The Conversion Price shall be adjusted from time to time by the Company if any of the following events occurs on or after the Subscription Date, except that the Company shall not make any adjustments to the Conversion Price if the Holder of this Note participates (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the Common Shares and solely as a result of holding this Note, in any of the transactions described in this Section 7(a), without having to convert this Note, as if it held a number of Common Shares equal to the Conversion Amount (expressed in thousands) held by the Holder divided by the applicable Conversion Price.

(i) If the Company exclusively issues Common Shares as a dividend or distribution on all or substantially all outstanding Common Shares, or if the Company effects a share split or share combination, the Conversion Price shall be adjusted based on the following formula:

where,

CP0	=	the Conversion Price in effect immediately prior to the Open of Business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the Open of Business on the Effective Date of such share split or share combination, as applicable;

CP1	=	the Conversion Price in effect immediately after the Open of Business on such Ex-Dividend Date or Effective Date, as applicable;

OS0	=	the number of Common Shares outstanding immediately prior to the Open of Business on such Ex-Dividend Date or Effective Date, as applicable (before giving effect to any such dividend, distribution, split or combination); and

OS1	=	the number of Common Shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 7(a)(i) shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately after the Open of Business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 7(a)(i) is declared but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(ii) If the Company issues to all or substantially all holders of the Common Shares any rights, options or warrants (other than pursuant to a shareholders rights plan) entitling them, for a period of not more than sixty (60) calendar days after the announcement date of such issuance, to subscribe for or purchase Common Shares at a price per share that is less than the average of the Closing Sale Prices of the Common Shares for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Price shall be decreased based on the following formula:

where,

CP0	=	the Conversion Price in effect immediately prior to the Open of Business on the Record Date for such issuance;

CP1	=	the Conversion Price in effect immediately after the Open of Business on the Record Date for such issuance;

OS0	=	the number of Common Shares outstanding immediately prior to the Open of Business on the Record Date for such issuance;

X	=	the total number of Common Shares issuable pursuant to such rights, options or warrants; and

Y	=	the number of Common Shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Closing Sale Price of the Common Shares over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any decrease made under this Section 7(a)(ii) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Open of Business on the Record Date for such issuance. To the extent that Common Shares are not delivered after the expiration of such rights, options or warrants, the Conversion Price shall be increased to the Conversion Price that would then be in effect had the decrease with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of Common Shares actually delivered. If no such rights, options or warrants are issued, or if no such rights, options or warrants are exercised prior to their expiration, the Conversion Price shall be increased to the Conversion Price that would then be in effect if the Record Date for such issuance had not occurred.

For purposes of this Section 7(a)(ii), in determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at a price per share that is less than such average of the Closing Sale Prices of the Common Shares for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such Common Shares, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Company in good faith.

(iii) If the Company distributes shares of its Equity Interests, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Equity Interests or other securities, to all or substantially all holders of the Common Shares, excluding (i) dividends, distributions or issuances (including share splits) described in Section 7(a)(i) or Section 7(a)(ii), (ii) rights issued under a shareholders rights plan prior to separation thereof from the Common Shares in the circumstances described in Section 7(a)(vii), (iii) dividends or distributions paid exclusively in cash described in Section 7(a)(iv), (iv) Spin-Offs (as defined below) as to which the provisions set forth below in this Section 7(a)(iii) shall apply (any of such shares of Equity Interests, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Equity Interests or other securities, the “Distributed Property”) and (v) a distribution of Reference Property solely pursuant to a Merger Event, as to which Section 5(c) will apply, then the Conversion Price shall be decreased based on the following formula:

where,

CP0	=	the Conversion Price in effect immediately prior to the Open of Business on the Record Date for such distribution;

CP1	=	the Conversion Price in effect immediately after the Open of Business on such the Record Date for such issuance;

SP0	=	the average of the Closing Sale Prices of the Common Shares over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Record Date for such distribution; and

FMV	=	the fair market value (as determined in good faith by the Company) of the Distributed Property with respect to each outstanding Common Share on the Record Date for such distribution.

Any decrease made under the portion of this Section 7(a)(iii) above shall become effective immediately after the Open of Business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Price shall be increased to the Conversion Price that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing decrease, the Holder of this Note shall receive, in respect of such Note, at the same time and upon the same terms as holders of the Common Shares receive the Distributed

Property, the amount and kind of Distributed Property the Holder would have received if the Holder owned a number of Common Shares equal to the Conversion Amount (expressed in thousands) held by the Holder divided by the applicable Conversion Price in effect on the Record Date for the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 7(a)(iii) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Closing Sale Prices of the Common Shares over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Record Date for such distribution.

With respect to an adjustment pursuant to this Section 7(a)(iii) where there has been a payment of a dividend or other distribution on the Common Shares of Equity Interests of any class or series of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a Canadian or U.S. national securities exchange (a “Spin-Off”), the Conversion Price shall be decreased based on the following formula:

where,

CP0	=	the Conversion Price in effect immediately prior to the end of the Valuation Period (as defined below);

CP1	=	the Conversion Price in effect immediately after the end of the Valuation Period;

FMV0	=	the average of the Closing Sale Prices of the Equity Interests distributed to holders of the Common Shares applicable to one Common Share (determined by reference to the definition of Closing Sale Price as set forth in Section 32 as if references therein to Common Shares were to such Equity Interests) over the first ten (10) consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Closing Sale Prices of the Common Shares over the Valuation Period.

The decrease to the Conversion Price under the preceding paragraph shall occur at the Close of Business on the last Trading Day of the Valuation Period; provided that if the relevant Conversion Date occurs during the Valuation Period, references in the portion of this Section 7(a)(iii) related to Spin-Offs to ten (10) Trading Days shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between, and including, the Ex-Dividend Date of such Spin-Off to, and including, the Conversion Date in determining the Conversion Price. If any dividend or distribution that constitutes a Spin-Off is declared by not so paid or made, the Conversion Price shall be immediately increased, effective as of the date the Board of Directors determines not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared or announced.

For purposes of this Section 7(a)(iii) (and subject in all respect to Section 7(a)(vii)), rights, options or warrants distributed by the Company to all holders of the Common Shares entitling them to subscribe for or purchase Equity Interests of the Company, including Common Shares (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such Common Shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Shares, shall be deemed not to have been distributed for purposes of this Section 7(a)(iii) (and no adjustment to the Conversion Price under this Section 7(a)(iii) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made under this Section 7(a)(iii). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Subscription Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this Section 7(a)(iii) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Price shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Price shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Shares as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 7(a)(i), Section 7(a)(ii) and this Section 7(a)(iii), if any dividend or distribution to which this Section 7(a)(iii) is applicable also includes one or both of:

(A) a dividend or distribution of Common Shares to which Section 7(a)(i) is applicable (the “Clause A Distribution”); or

(B) a dividend or distribution of rights, options or warrants to which Section 7(a)(ii) is applicable (the “Clause B Distribution”),

then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 7(a)(iii) is applicable (the “Clause C Distribution”) and any Conversion Price adjustment required by this Section 7(a)(iii) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Price adjustment required by Section 7(a)(i) and Section 7(a)(ii) with respect thereto shall then be made, except that, if determined by the Company (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any Common Shares included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the Open of Business on such Ex-Dividend Date or Effective Date” within the meaning of Section 7(a)(i) or “outstanding immediately prior to the Open of Business on such Ex-Dividend Date” within the meaning of Section 7(a)(ii).

(iv) If any cash dividend or distribution is made to all or substantially all holders of the Common Shares, the Conversion Price shall be adjusted based on the following formula:

where,

CP0	=	the Conversion Price in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CP1	=	the Conversion Price in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Closing Sale Price of the Common Shares on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share the Company distributes to all or substantially all holders of the Common Shares.

Any decrease pursuant to this Section 7(a)(iv) shall become effective immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Price shall be increased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Price that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing decrease, the Holder of this Note shall receive, in respect of such Note, at the same time and upon the same terms as holders of the Common Shares, the amount of cash that the Holder would have received if the Holder owned a number of Common Shares equal to the Conversion Amount (expressed in thousands) held by the Holder divided by the applicable Conversion Price in effect on the Ex-Dividend Date for such cash dividend or distribution.

(v) If the Company or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Common Shares that is subject to the then-applicable tender offer rules under the Exchange Act (other than an odd-lot tender offer), to the extent that the cash and value of any other consideration included in the payment per Common Share exceeds the average of the Closing Sale Prices of the Common Shares over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Price shall be decreased based on the following formula:

where,

CP0	=	the Conversion Price in effect immediately prior to the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CP1	=	the Conversion Price in effect immediately after the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Company in good faith) paid or payable for Common Shares purchased in such tender or exchange offer;

OS0	=	the number of Common Shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of Common Shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Closing Sale Prices of the Common Shares over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The decrease to the Conversion Price under this Section 7(a)(v) shall occur at the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion of Notes if the relevant Conversion Date occurs during the ten (10) Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references in this Section 7(a)(v) with respect to ten (10) Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the date that such tender or exchange offer expires and the Conversion Date in determining the Conversion Price.

In the event that the Company or one of its Subsidiaries is obligated to purchase Common Shares pursuant to any such tender offer or exchange offer described in this Section 7(a)(v) but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchase or any such purchase is rescinded, the applicable Conversion Price shall be readjusted to be the Conversion Price that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been effected.

(vi) For purposes of this Section 7(a), the number of Common Shares at any time outstanding shall not include Common Shares held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on the Common Shares held in the treasury of the Company, but shall include Common Shares issuable in respect of scrip certificates issued in lieu of fractions of Common Shares.

(vii) If the Company has a shareholder rights plan in effect upon conversion of this Note, each Common Share, if any, issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, and the certificates representing Common Shares issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such shareholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion of this Note, the rights have separated from the Common Shares in accordance with the provisions of the applicable shareholder rights plan, the Conversion Price shall be adjusted at the time of separation as if the Company distributed to all or substantially all holders of the Common Shares Distributed Property as provided in Section 7(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(viii) Notwithstanding this Section 7(a) or any other provision of this Note, if a Conversion Price adjustment becomes effective on any Ex-Dividend Date, and a Holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related record date of such dividend, distribution or other transaction would be treated as the record holder of Common Shares as of the related Conversion Date based on an adjusted Conversion Price for such Ex-Dividend Date, then, notwithstanding the Conversion Price adjustment provisions in this Section 7(a), the Conversion Price adjustment relating to such Ex-Dividend Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the Common Shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(ix) Except as stated herein, the Company shall not adjust the Conversion Price for the issuance of Common Shares or any Equity Interests of the Company or any of its Subsidiaries convertible into or exchangeable for Common Shares or the right to purchase Common Shares or such convertible or exchangeable Equity Interests.

(x) Except as described in this Section 7(a), the Conversion Price shall not be required to be adjusted for any transaction or event. Without limiting the foregoing, the Conversion Price shall not be required to be adjusted:

(A) upon the issuance of Common Shares at a price below the Conversion Price or otherwise, other than any such issuance described in Sections 7(a)(i) – (iii);

(B) upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in Common Shares under any plan;

(C) upon the issuance of any Common Shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit or incentive plan or program of or assumed by the Company or any of the Company’s Subsidiaries;

(D) upon the issuance of any Common Shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (C) of this subsection and outstanding as of the date the Notes were first issued;

(E) for a third-party tender offer other than as described in Section 7(a)(v);

(F) solely for a change in the par value of the Common Shares;

(G) upon the repurchase of any Common Shares pursuant to an open market share repurchase program or other buy-back transaction, including structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives, or other buy-back transaction, that is not a tender offer or exchange offer of the kind described in Section 7(a)(v); or

(H) for accrued and unpaid interest, if any.

(xi) All calculations and other determinations under this Section 7 shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a U.S. dollar. The Company shall not be required to make an adjustment in the Conversion Price unless the adjustment would require a change of at least 1% in the Conversion Price. However, the Company shall carry forward any adjustments that are less than 1% of the Conversion Price and make such carried forward adjustments (1) upon conversion of any Note, on the relevant Conversion Date, (2) in determining consideration due on any Redemption Date and (3) on each anniversary of the original issue date of the Notes, in each case, without duplication and regardless of whether the aggregate adjustment is less than 1%.

(b) Voluntary Adjustment by Company. Subject to the rules of the Principal Markets, the Company may at any time during the term of this Note, with the prior written consent of the Required Holders, reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(8) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Notice of Articles or Articles through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing or any other provision of this Note or the other Transaction Documents, the Company (i) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Common Shares upon the conversion of this Note and (ii) shall, so long as any of the Notes are outstanding, take all action necessary to reserve and keep the applicable Required Reserve Amount (as defined below) available out of its authorized and unissued Common Shares, solely for the purpose of effecting the conversion of the Notes (without regard to any limitations on conversion).

(9) RESERVATION OF AUTHORIZED SHARES. The Company shall reserve such number of Common Shares for this Note sufficient to effect the conversion of all of the outstanding and unpaid Conversion Amount of this Note from time to time (the “Required Reserve Amount”). So long as this Note is outstanding, the Company shall take all corporate action necessary to reserve and keep available out of its authorized and unissued Common Shares, solely for the purpose of effecting the conversion of this Note, the number of Common Shares equal to the applicable Required Reserve Amount.

(10) REDEMPTIONS.

(a) Company Redemption Right. In the event that (i) the Closing Sale Price of the Company’s Common Shares during any consecutive thirty (30) Business Day period is at least 185% of the Conversion Price and (ii) thirty (30) months have elapsed from the Subscription Date, the Company may, at its option, redeem (a “Company Redemption”) all or any portion of this Note by delivering written notice thereof (a “Company Redemption Notice”) to the Holder specifying the portion of the Conversion Amount the Company is electing to redeem (the “Company Redemption Amount”). No less than ten (10) nor greater than sixty (60) days after the Company Redemption Notice is delivered to the Holder (the “Company Redemption Date”), the Company shall redeem the Company Redemption Amount at a price equal to the Conversion Amount (the “Company Redemption Price”). Redemptions pursuant to this Section 10(a) shall be made in accordance with Section 10(b).

(b) Redemption Mechanics. On the Change of Control Redemption Date, the Company shall deliver the applicable Change of Control Redemption Price to the Holder, except to the extent of any Conversion Amount of this Note that was submitted for conversion into Common Shares by the Holder pursuant to Section 3(a). On the Company Redemption Date, the Company shall deliver the Company Redemption Price to the Holder, except to the extent of any Conversion Amount of this Note that was submitted for conversion into Common Shares by the Holder pursuant to Section 3(a). In either case, the Company shall pay the applicable Redemption Price to the Holder in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company on the applicable due date. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal which has not been redeemed and any accrued Interest on such Principal which shall be calculated as if no Redemption Notice has been delivered. In the event that the Company does not pay a Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for or subject to redemption and for which the applicable Redemption Price has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount and (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 19(d)) to the Holder representing such Conversion Amount to be redeemed.

(11) VOTING RIGHTS. The Holder shall have no voting rights in respect of any Conversion Share until the Conversion Date in respect of such Conversion Share, except as required by law and as expressly provided in this Note.

(12) RANK. This Note ranks pari passu in right of payment to all outstanding and future senior Indebtedness of the Company.

(13) NEGATIVE COVENANTS. Until all of the Notes have been converted, redeemed or otherwise satisfied in full in accordance with their terms, the Company shall not, and the Company shall not permit any of the Intermediate Holding Companies, Project Holdco or the Project Company, as applicable, to, without the prior written consent of the Required Holders, directly or indirectly:

(a) engage in any business other than the acquisition, ownership, design, development, construction, financing, implementation, completion, operation and maintenance of the Project (including, for the avoidance of doubt, Phase Two thereof) and activities directly redirected thereto in accordance with and as contemplated by the Transaction Documents, the DOE Financing Documents and the GM Investment Documents;

(b) fail to maintain its existence and its right to carry on its business;

(c) directly or indirectly incur, create, guarantee, assume, permit to exist or otherwise become liable for any Indebtedness, except for Permitted Company Indebtedness or Permitted Project Indebtedness;

(d) create, assume or otherwise permit to exist any Lien upon any of its property, whether now owned or hereafter acquired, or in any proceeds or income therefrom, other than Permitted Company Liens or Permitted Project Liens;

(e) purchase, hold or acquire (including pursuant to any merger with any Person that is not the Company or was not a Wholly-Owned Subsidiary prior to such merger) any Indebtedness or Equity Interests (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), other than Permitted Company Investments or Permitted Project Investments;

(f) [Reserved];

(g) declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Company may declare and pay dividends with respect to its Common Shares payable solely in additional Common Shares, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in Common Shares, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Company may make Restricted Payments to pay for the repurchase, redemption, retirement or other acquisition of Equity Interests of the Company held by any future, present or former employee, director, officer, manager or consultant of the Company or any of its subsidiaries pursuant to any bona fide management, director, employee and/or advisor equity plan or equity option plan or any other bona fide management, director, employee and/or advisor benefit plan or agreement approved by the Board of Directors or any bona fide equity subscription or equityholder agreement approved by the Board of Directors or any bona fide termination agreement or any similar agreement or arrangement, including any Equity Interests rolled over by management, directors or employees of the Company or any of its subsidiaries in connection with any corporate transaction; (iv) the Company may make purchase, repurchase, redemption, retirement, acquisition, cancellation, termination of, or payment on, Equity Interests deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options or in connection with paying cash in lieu of fractional shares or payments or distributions to dissenting shareholders pursuant to applicable law in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Company; (v) the Company or any Subsidiary may make payments made or expected to be made (including repurchases of Equity Interests) in respect of withholding or similar taxes payable in connection with the exercise or vesting of Equity Interests or any other equity award by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective controlled Affiliates or immediate family members) of the Company or any of its subsidiaries and purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Equity Interests deemed to occur upon the exercise, conversion or exchange of stock options, warrants, equity-based awards or other rights in respect thereof if such Equity Interests represent a portion of the exercise price thereof or payments in lieu of the issuance of fractional securities or in respect of withholding or similar taxes payable upon exercise or vesting thereof; (vi) Project Holdco may make redemptions with respect to its Members (as defined in the LAC-GM JV LLCA) under the LAC-GM JV LLCA, the Affiliates of such Members and any permitted transferees of GM’s Units (as defined in the LAC-GM JV LLCA), in each case, in compliance with the terms of the LAC-GM JV LLCA; and (vii) Permitted Debt Payments;

(h) except as permitted by Section 5(a) and without limiting Section 15(b), merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all or substantially all of its assets (except for Permitted Dispositions or as permitted by Section 13(h), provided in each case that no Default or Event of Default has occurred and is continuing or would result therefrom), or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate, wind up or dissolve; provided that, (x) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Subsidiary of the Company may merge into the Company in a transaction in which the Company is the surviving entity and (ii) any Subsidiary may merge into any other Subsidiary in a transaction in which the surviving entity is a Subsidiary; provided further that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless (x) such merger is also a Permitted Company Investment, (y) if such merger, consolidation, Disposition, liquidation or dissolution, as the case may be, constitutes a Change of Control or Company Change of Control, it shall be permitted if the Change of Control Redemption Price is paid in accordance with Sections 4(d) and 10 or (z) if such merger is required by the GM Investment Documents;

(i) sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, which, for the avoidance of doubt shall include any transaction between the Company and its Subsidiaries which is in compliance with relevant transfer pricing regulations and in respect of the Management Services Agreement, (b) transactions between or among any Subsidiary and any other Subsidiary, to the extent not involving any other Affiliate, (c) any investment permitted by clause (vi), (vii), (viii), (ix), (x), (xi), (xv), (xvii) or (xix) of the definition of Permitted Company Investment, (d) any Indebtedness permitted under clause (iii) or (xv) of the definition of Permitted Company Indebtedness, (e) any Restricted Payment permitted by Section 13(e), (f) loans or advances to employees which constitute Permitted Company Investments, (g) the payment of reasonable fees to directors of the Company or any Subsidiary who are not employees of the Company or such Subsidiary, and severance, compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or their Subsidiaries in the ordinary course of business, (h) Permitted Intercompany Activities, (i) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Board of Directors and (j) any sale or transfer of any tax credits; provided that the Company or such Subsidiary may Guarantee an indemnity for losses from the sale or transfer of Specified Tax Credits on commercially reasonable terms and conditions, but if the guarantee amount exceeds the Company’s share of the liability, based on its direct or indirect ownership percentage of the Project Company at the time such Guarantee is provided, such excess portion must not exceed $38,000,000;

(j) in the case of each Intermediate Holding Company, issue, sell or grant, or permit the Project Holdco to issue, sell or grant, any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, except (i) any issuance to the Company and its Wholly-Owned Subsidiaries and (ii) the issuance of Common Equity of the Project Holdco pursuant to and in accordance with the LAC-GM JV LLCA, including as a result of the application of Section 9.1(a) of the LAC-GM JV LLCA;

(k) amend, modify or waive any of its rights under its Notice of Articles or Articles or other organizational or governing documents, to the extent any such amendment, modification or waiver would be adverse to the Holder;

(l) enter into any agreement or arrangement or take any action which restricts or purports to restrict the ability of (i) the Company or any Subsidiary to pay dividends or make any other distributions to the Company or any other Subsidiary or repay Indebtedness owing to the Company or any other Subsidiary, or (ii) the Company to perform its other obligations under this Note; provided, that, nothing in this clause (l) shall restrict (1) the DOE Financing Documents, the GM Investment Documents or the Affiliate Support Agreement (as such foregoing agreements exist as at the date hereof), (2) compliance with any Applicable Laws or (3) agreements governing Indebtedness incurred pursuant to clause (xiv) of Permitted Project Indebtedness; provided such agreements do not restrict or purport to restrict the ability of the Company or any Subsidiary to make payments owing under or pursuant to this Note or the Production Payment Agreement;

(m) enter into any Hedging Agreements;

(n) change its fiscal year;

(o) amend or modify its accounting policies or reporting practices other than as required by GAAP, IFRS or other applicable and appropriate generally accepted accounting principles to which the Company is subject and that may be applicable thereto from time to time;

(p) agree or consent to any amendments, modifications or replacements to the DOE Financing Documents or the GM Investment Documents in a manner that is materially adverse to the Holder;

(q) make any material changes, amendments, modifications or replacements to the Mine Plan or Construction Budget unless: (i) during the term of the DOE Loan and provided independent third Persons are actively engaged under the DOE Loan, the Mine Plan receives the approval of the applicable independent third Persons that are required to approve changes to the Mine Plan under the DOE Loan, and (ii) after the term of the DOE Loan or if the DOE Loan is otherwise terminated or if no independent third Persons are actively engaged under the DOE Loan, an independent third party consultant acceptable to the Required Holders confirms in writing to the Company that such proposed changes will not result in the Company and its Subsidiaries having insufficient funds to complete the Project in accordance with the revised Mine Plan; or

(r) except (i) as permitted by Sections (13)(h), (13)(i), and (15)(b) and (ii) any sale or transfer of any tax credits and provided that no Default or Event of Default has occurred and is continuing or is reasonably expected to result therefrom, dispose any of its assets or properties except to the extent that the proceeds of such dispositions are (a) applied to prepay Indebtedness outstanding under the DOE Loan and/or (b) fully reinvested in the business of the Company within six (6) months following the date of receipt of such proceeds.

(14) AFFIRMATIVE COVENANTS. Until all of the Notes have been converted, redeemed or otherwise satisfied in full in accordance with their terms, the Company shall, and the Company shall cause each Intermediate Holding Company, Project Holdco and the Project Company to, as applicable, unless otherwise agreed to by the Required Holders, directly and indirectly:

(a) Existence; Conduct of Business. Preserve and maintain (i) its legal existence and (ii) all of its licenses, rights, privileges and franchises, in each case, that are material to the conduct of its business and the Project.

(b) Compliance with Laws and Major Project Document Obligations. (a) Comply with Applicable Laws applicable to it or its property and (b) perform in all material respects its obligations under Major Project Documents, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Use of Proceeds. The proceeds of the Note will be used only to fund, directly or indirectly, the Company’s proportionate share of the development, construction and working capital costs of the Project and general corporate and administrative needs and expenses of the Company and its subsidiaries in connection therewith, and not in contravention of any Applicable Laws, Transaction Documents or Governmental Approvals.

(d) Further Assurances. Upon the reasonable request of the Holder, promptly execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to (i) carry out the intent and purposes of this Note and the other Transaction Documents or (ii) correct any material defect or error that may be discovered in any Transaction Document or in the execution, acknowledgement, filing, or recordation thereof.

(e) Notices.

(i) Promptly, but in any event within five (5) Business Days of the Company or obtaining knowledge thereof, notify the Holder in writing whenever an Event of Default (an “Event of Default Notice”) occurred, which notice under this clause (e)(i) shall be accompanied by a statement of a financial officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(ii) Promptly notify the Holder of the occurrence of:

(A) any material default by any party under or termination or threatened termination of any Major Project Document, of which it becomes aware;

(B) the loss of or material non-compliance with the terms of, or any threat (whether or not in writing) by a Governmental Authority to revoke or suspend, any Required Project Approvals; or

(C) any non-compliance by any Group Member with the HSEC Policy in any material respect, or by any Group Member with the Anti-Corruption Policy in any material respect.

(f) Certain Information. Promptly following any reasonable request therefor by the Holder, provide to the Holder (i) such other information regarding the operations, material changes in ownership of Equity Interests, business affairs and financial condition of the Company or any Intermediate Holding Company, or compliance with the terms of this Note, as the Holder may reasonably request, and (ii) information and documentation reasonably requested by the Holder for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

(g) Insurance. Obtain, maintain and comply with (or cause to be obtained, maintained and complied with) insurance policies on the Project Property in amounts and against losses or damages, including property damage and public liability, on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses in the relevant jurisdictions.

(h) Sanctions. Comply with all applicable requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and all Sanctions, and maintain proper operating and credit policies and procedures (including, “know your customer” and anti-money laundering policies) to ensure, inter alia, proper credit, risk and conflicts of interest management in connection therewith.

(i) Anti-Corruption Policy. In the case of the Company, at all times comply with the Anti-Corruption Policy, and shall immediately notify the Holder upon becoming aware of any breach or suspected breach of the Anti-Corruption Policy. The Company shall not, without the prior written consent of the Holder, acting reasonably, amend, terminate, replace or otherwise vary the Anti-Corruption Policy.

(j) Taxes. File all material tax returns required by Applicable Law to be filed by the Company (subject to applicable extensions) and pay or cause to be paid on or before the date payment is due (i) all income taxes that are shown to have become due pursuant to such tax returns and (ii) all other material taxes and assessments required to be paid by it, except, in each case taxes and assessments it contests in good faith by appropriate legal proceedings.

(k) Bankruptcy Remoteness. Ensure that the Project Company remains a bankruptcy-remote, single-purpose entity at all times and shall do all things necessary to maintain its corporate existence separate and apart from any other Group Member.

(l) Environmental Notices. To the extent provided to the DOE (or a replacement lender if the DOE Loan is replaced or otherwise refinanced), promptly notify the Holder, including in the notification the intended action to be taken by them, upon:

(i) any material claim, complaint, notice or order under any Environmental Laws affecting any Project Entity or any Project;

(ii) any written formal or informal material environmental notices, orders, decisions, directives or determinations submitted by any Governmental Authority to the Company or the Project Company, including any violations of Environmental Law identified in writing by such Governmental Authority together with a report setting out remedial action or proposed remedial action taken with respect thereto;

(iii) any accident or event related to the Project having a material and adverse impact on the environment or on human health (including any such accident or event resulting in a serious injury or the loss of life), any discovery of the presence of Hazardous Substances at the Project Site, or Release or threatened Release under, at or through the Project Site required to be reported to any federal, state or local Governmental Authority under any applicable Environmental Law;

(iv) the occurrence of any change in business activity conducted by it which involves the storage, use or handling of Hazardous Substances or wastes or increases its environmental liability in any material manner; and

(v) any proposed change in the use or occupation of the Project Real Property which may have a material impact on the Project Entities’ ability to carry on the Business and to develop and operate the Project.

(m) Other Notices.

(i) Promptly notify the Holder of (a) any new Major Project Documents or any amendment or revision to any existing Major Project Document, and (b) any new Required Project Approvals or any amendment, revision, reissuance or replacement of any existing Required Project Approval, and in the case of both clauses (a) and (b) above, forthwith provide a true and complete copy of the same to the Holder in accordance with Section 14(l);

(ii) promptly notify the Holder of any material updates to, and deliver to the Holder revised versions of, the Construction Budget, the Integrated Project Schedule, the Mine Plan, and the Operating Plan and the O&M Budget as specified therein;

(iii) to the extent not publicly available, reasonably promptly following a request thereof from the Holder, the Company shall cause the Project Company to provide any financial information, financial statements, budgets, forecasts, projections, lists of property and accounts and other statements as the Holder may reasonably request from time to time; and

(iv) provide the Holder with copies of any notices or other information and documentation delivered to the DOE pursuant to Sections 8.03 and 8.04 of the DOE Loan (or the similar sections in respect of a replacement lender if the DOE Loan is replaced or otherwise refinanced).

(n) DOE Notices. Promptly provide any material reports, certificates, documents and notices relating to the Project which are delivered to any Group Member by or on behalf of any third-party consultant or contractor, to the extent provided to the DOE (or a replacement lender if the DOE Loan is replaced or otherwise refinanced).

(o) Major Project Documents, Required Project Approvals and Mine Plan. To the extent not otherwise provided pursuant to Section (14)(n), promptly deliver or furnish, or cause to be delivered or furnished, to the Holder a copy of:

(i) any new Major Project Document or any amendment or revision to any existing Major Project Document;

(ii) any new Required Project Approval or any amendment, revision, reissuance or replacement of any existing Required Project Approval;

(iii) any new technical reports or updated mineral reserve and mineral resource estimates produced that pertain to the Project Real Property, or any material engineering or technical studies relating to the Project; and

(p) Reporting.

(i) Monthly Reporting. Within 10 (ten) Business Days of the after the end of each calendar month, the Company shall deliver to the Holder, a Monthly Operations Report (following the Phase One Effective Date) or a Monthly Construction Report (prior to the Phase One Effective Date).

(ii) Quarterly Reporting.

(A) Within twenty-one (21) Business Days after the end of each fiscal quarter of each fiscal year, the Company shall deliver to the Holder a Quarterly Operations Report (following the Phase One Effective Date) or a Quarterly Construction Report (prior to the Phase One Effective Date);

(B) within the time periods specified in the SEC’s rules and regulations applicable to a non-accelerated filer, after giving effect to all applicable extensions and cure periods, the Company shall deliver to the Holder unaudited consolidated financial statements (making of such documents publicly available on the Company’s SEDAR+ and/or EDGAR profile satisfies the delivery requirements); and

(C) within sixty (60) days after the end of each Fiscal Quarter as it relates to all Fiscal Quarters other than the Fiscal Quarter ended December 31, and within ninety (90) days for the Fiscal Quarter ended December 31, of each Fiscal Year, the Company shall deliver to the Holder a Compliance Certificate.

(iii) Annual Reporting. Within the time periods specified in the SEC’s rules and regulations applicable to a non-accelerated filer, after giving effect to all applicable extensions and cure periods, the Company shall deliver to the Holder audited consolidated financial statements (making of such document publicly available on the Company’s SEDAR+ and/or EDGAR profile satisfies the delivery requirements).

(15) ADDITIONAL PROJECT NEGATIVE COVENANTS. Until all of the Notes have been converted, redeemed or otherwise satisfied in full in accordance with their terms, the Company shall not permit the Project Company to, without the prior written consent of the Required Holders, directly or indirectly:

(a) Restrictions on Operations.

(i) Undertake any action that could reasonably be expected to lead to a material alteration of the nature of its business or the nature or scope of the Project (including any expansion thereof), except as contemplated in DOE Financing Documents and the GM Investment Documents and that could not reasonably be expected to have a Material Adverse Effect; or

(ii) enter into any partnership, profit-sharing or royalty streaming agreement (other than the Production Payment Agreement) or other similar arrangement whereby the Project Company’s income or profits are, or might be, shared with any other Person, except as permitted by the Transaction Documents, the DOE Financing Documents and the GM Investment Documents.

(b) Merger; Disposition; Transfer.

(i) Other than any Permitted Dispositions, provided that no Default or Event of Default has occurred and is continuing or would result therefrom, enter into any transaction of merger, consolidation, liquidation, winding up or dissolution; or

(ii) other than any Permitted Dispositions, provided that no Default or Event of Default has occurred and is continuing or would result therefrom, carry out any sale, lease (as lessor), transfer or other disposition of all or any part of its ownership interests in the Project or any other part of its business or property of any kind whatsoever (other than the transfer or disposition of any tax credits), whether real, personal or mixed and whether tangible or intangible, whether now or hereafter acquired.

(c) Subsidiaries.

(i) Acquire any Equity Interests in or make any capital contribution to any other Person; or

(ii) enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person.

(16) ADDITIONAL PROJECT AFFIRMATIVE COVENANTS. Until all of the Notes have been converted, redeemed or otherwise satisfied in full in accordance with their terms, the Company shall cause the Project Company to, unless otherwise agreed to by the Required Holder, directly and indirectly:

(a) Maintenance of Property; Project Mining Claims; Etc.

(i) Keep (or cause to be kept) all its properties in good working order and condition to the extent necessary subject to reasonable wear and tear to ensure that its business can be conducted properly and continuously and in material compliance with all Applicable Laws, Required Project Approvals and its Notice of Articles or Articles or other organizational documents at all times;

(ii) Maintain the Project Mining Claims in good standing in material compliance with all Applicable Laws, including payment of all fees and assessments corresponding to the Project Mining Claims and make all filings or recordings required under Applicable Laws. The Project Company shall also keep in good order the data related to the Project Mining Claims. Such data shall include surveys, maps, plans, specifications, drill core samples, assays, books, records, studies, assessments, models, interpretations and copies of drill logs, reports or other information of any kind and in any format (including in electronic format) relating to the Project Mining Claims;

(iii) Preserve and maintain good and marketable title to or leasehold interest in or unpatented mining claim rights and such water rights and other rights to use the Project Site as are necessary to construct, operate and maintain the Project in accordance with the requirements of the DOE Financing Documents, the Major Project Documents and the Integrated Project Schedule, and shall, at its own expense, take all actions to ensure that it has sufficient title and rights to the Project Site as are necessary for the development, construction, operation and maintenance of the Project as contemplated by such Transaction Documents;

(iv) Warrant and defend the right, title and interest of the Project Entities in and to any of the Project Property, and every part thereof, against the claims of any Person, subject only to Permitted Liens; and

(v) Maintain the Project Real Property in good standing, performing or causing to be performed all required assessment work thereon, paying or causing to be paid all concession, permit and license maintenances fees in respect thereof, paying or causing to be paid all rents and other payments in respect of leased properties forming a part thereof and otherwise maintaining the Project Real Property in compliance, in all material respects, with Applicable Law.

(b) Compliance with Applicable Laws; Required Project Approvals.

(i) Comply with, and conduct its business, operations, assets, equipment, property, leaseholds, and other facilities (including the Project), subject to clause (ii) below, in all material respects in compliance with all Environmental Laws, all Required Project Approvals and all other Applicable Laws; and

(ii) Procure all Required Project Approvals at or prior to such time as they are required or necessary and maintain such Required Project Approvals.

(c) Operating Plan; Operations.

(i) Cause the Project, or such portions of the Project that have begun commercial operations, to operate in all material respects pursuant to the Operating Plan then in effect;

(ii) Conduct the operations of the Project in accordance, in all material respects, with the DOE Financing Documents (including in accordance with the Operating Plan, the Mine Plan and the O&M Budget as specified therein), the Major Project Documents, Applicable Law, any applicable Required Project Approvals and Prudent Industry Practice; and

(iii) Own, maintain, repair and replace (or cause to be owned, maintained, repaired and replaced) all equipment, spare parts, and inventory reasonably necessary for the operation and maintenance of the Project in all material respects in accordance with the DOE Financing Documents (including in accordance with the Operating Plan, Mine Plan and O&M Budget as specified therein), the Major Project Documents, Applicable Law, any other applicable Required Project Approvals and Prudent Industry Practice.

(d) Access to the Project; Inspection. With ten (10) Business Days’ prior written notice during reasonable business hours, and with five (5) Business Days’ notice during reasonable business hours if an Event of Default shall have occurred and be continuing, and subject to: (i) compliance with all applicable Project Site safety requirements and policies; and (ii) the Project Company’s right, acting reasonably, to coordinate such access to the Project Site with other consultants, contractors, representatives and officers of the DOE, provide the Holder’s officers, representatives, its Independent Engineer and Independent Environmental and Social Consultant with (a) access to any pertinent books, documents, papers and records of the Company and its Subsidiaries for the purpose of audit, examination, inspection and monitoring, to examine and discuss the affairs, finances and accounts of the Company and its Subsidiaries with the representatives of the Company and its Subsidiaries, (b) access to the Project Site and ancillary facilities (and allowing the officers and designated representatives of the Holder to discuss the Company’s and its Subsidiaries’ affairs, finances and accounts with the Company’s and its Subsidiaries’ respective officers) for the purpose of monitoring the performance of the Project and (c) such other access rights to visit and inspect the Project and any other facilities and properties of the Company; in each case limited to (y) prior to the Project Completion Date, once per fiscal quarter, and (z) after the Project Completion Date, once per six (6) month period. The Company shall be responsible for all reasonable and documented fees, costs and expenses incurred by the Holder in connection with such site visits (including all reasonable and documented fees, costs and expenses of the Independent Engineer and Independent Environmental and Social Consultant) up to a maximum of $[***] per Calendar Year, provided that such cap shall not apply if an Event of Default has occurred and is continuing.

(e) Environmental and Social Matters.

(i) IRMA.

(A) The lithium material mined and supplied from the Project will be sourced in a responsible and ethical manner. The Company and its Subsidiaries will undergo a third party Environmental Social, and Governance independent assessment of the Project pursuant to the Initiative for Responsible Mining Assurance (“IRMA”) Standard for Responsible Mining.

(B) The Company shall:

(1) complete an IRMA-approved independent third-party audit of the Project Site (the “IRMA Audit”) within eighteen (18) months of the Phase Two Effective Date (as defined in the JV Investment Agreement in effect as of the date hereof);

(2) provide the Holder with (i) reasonably detailed monthly updates on the IRMA Audit progress as part of the reporting required under Section 14(m)(i) and (b) a copy of the final IRMA Audit report promptly upon its completion;

(3) develop an IRMA action plan (the “IRMA Action Plan”) in collaboration with GM, as per the JV Investment Agreement, to address any critical requirements not fully met during the IRMA Audit. This plan shall include a timeline and action plan for resolving identified deficiencies and the Company shall provide the Holder with a copy of such plan;

(4) (i) engage in reasonable consultation with the Holder regarding the IRMA Audit findings, (ii) provide the Holder with the opportunity to submit proposals and suggestions concerning the IRMA Audit findings and the IRMA Action Plan. The Company shall: (a) give due consideration to implementing these proposals and (b) provide feedback to the Holder on the feasibility and potential implementation of their suggestions;

(5) work diligently and in good faith to (a) adhere to the IRMA Action Plan and (b) maintain ongoing compliance with IRMA Standard for Responsible Mining; and

(6) promptly furnish the Holder with all corresponding reporting generated to meet the IRMA Standard for Responsible Mining.

(ii) CDA and Other.

(A) Prior to the Phase One Effective Date, the Company shall (i) ensure that the Tailings Facility has been designed, constructed, and maintained to the standard set out in the technical reports prepared in compliance with National Instrument 43-101 and SK-1300 and in accordance with the Canadian Dam Association (CDA) Standards, where GISTM is an acceptable substitute, (ii) promptly appoint and engage individuals to meet the chosen tailings standard, (iii) promptly provide to the Holder corresponding reporting generated to meet such standard.

(B) The Company covenants and agrees that it shall comply and shall ensure that all operations in respect of the Project, as applicable, comply with: (i) all applicable Environmental Laws, including all material Governmental Approvals, in each case then applicable; (ii) all other Environmental and Social Requirements in all material respects; and

(C) The Company covenants and agrees to implement procedures to monitor compliance by it and its Subsidiaries with, and prevent material liability under, the Environmental and Social Requirements.

(f) Technical Committee. For so long as the OMF Fund IV SPV M LLC (or an Affiliate thereof) continues to hold fifty percent (50%) or more of the outstanding Principal of the Notes,

(i) Responsibilities of Technical Committee. The mandate of the Technical Committee shall include all technical, design, environmental, social, governance and operational aspects of the Project and the Technical Committee shall provide information to the Company and the Holder with respect to all such matters.

(ii) Establishment and Maintenance of Technical Committee.

(A) From and after the date of this Note, the Technical Committee shall be established maintained by the Company to monitor the development and construction of the Project until the Project Completion Date.

(B) In carrying out its responsibilities, the Technical Committee shall coordinate and consult with the Company’s management; provided, however, that the Technical Committee shall not constitute a part of the board of directors of the Company or any of its Subsidiaries (including the Project Company) and will not have authority to direct the management of the Company or any of its Subsidiaries (including the Project Company).

(C) The Technical Committee shall establish and maintain such procedures as it considers necessary or advisable.

(D) The Technical Committee shall be comprised of (1) the Company’s Executive Vice President, Capital Projects, (2) the Company’s Vice President, Projects, (3) a representative from OMF Fund IV SPV M LLC (or an Affiliate thereof), (4) a representative of the Independent Engineer and (5) a representative of the Independent Environmental and Social Consultant.

(E) The Technical Committee shall hold regular monthly meetings at such time and place (by telephonic or electronic means unless otherwise agreed) as mutually agreed to by its members or, failing such agreement, shall be held virtually, as well as additional meetings on a more frequent basis if and as decided by the members of the Technical Committee. The chair of the Technical Committee shall give seven (7) days’ written notice to the members of meetings.

(F) Any reports of the Technical Committee shall be provided simultaneously to the Company and the Holder.

(G) At any such meeting, there shall be a quorum if the Holder’s appointee, the Independent Engineer and at least one member of management of the Company is present. Matters to be determined by the Technical Committee shall be determined by a majority vote of the members present at the Technical Committee meeting.

(H) All reasonable Technical Committee costs and expenses are to be paid by the Project Company. No members of the Technical Committee, other than the Independent Engineer, shall be remunerated or otherwise paid simply for their role as members of the Technical Committee.

(17) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The prior written consent of the Required Holders and the Company shall be required for any change, waiver or amendment to this Note. Any change, waiver or amendment so approved shall be binding upon all existing and future holders of this Note; provided, however, that no such change, waiver or, as applied to any of the Notes held by any particular Holder of Notes, shall, without the written consent of that particular Holder, (i) reduce the amount of Principal, reduce the amount of accrued and unpaid Interest, reduce the Interest Rate or Default Rate or change any Interest Date or the Maturity Date, of such Notes, (ii) change the definition of Required Holders, (iii) make any change that adversely affects the conversion rights of this Note other than as required by this Note, (iv) reduce any Redemption Price or change the times at which, or the circumstances under which, such Notes may or will be redeemed or repurchased by the Company, (v) make such Note payable in a currency other than U.S. dollars, (vi) change the ranking of such Notes, (vii) impair the right of the Holder to receive payment of Principal or Interest on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Note, (viii) disproportionally and adversely affect any rights under such Note of any holder of such Note relative to the rights of any holder of any other Note; (ix) subordinate such Note in contractual right of payment to any other Indebtedness or other obligations, or (x) modify any of the provisions of, or impair the right of any holder of such Notes under, this Section 17. An instrument in writing signed by the Required Holders and the Company shall be required for any change or amendment or waiver of any provision to this Note. Any change, amendment or waiver by the Required Holders and the Holder shall be binding on the Holder of this Note.

(18) TRANSFER. This Note and any rights and obligations hereunder may be offered, sold, assigned or transferred by the Holder, in whole or in part, without the consent of the Company, subject only to the provisions of this Note.

(19) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred in accordance with Section 18, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 19(d) and subject to Section 3(c)(iii)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 19(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 19(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 19(a) or Section 19(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest on the Principal from the Issuance Date.

(20) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit the right of a party to this Note to pursue actual damages for any failure by the other party to comply with the terms of this Note. No failure on the part of the Holder or the Company to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Holder or the Company of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of the Holder or the Company at law or equity or under this Note or any of the documents shall not be deemed to be an election of Holder’s or the Company’s rights or remedies under such documents or at law or equity. Each party to this Note covenants to the other party that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion, redemption and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). Each party to this Note acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the other party and that the remedy at law for any such breach may be inadequate. Each party to this Note therefore agrees that, in the event of any such breach or threatened breach, the other party shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(21) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable and documented out-of-pocket costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable and documented out-of-pocket attorneys’ fees and disbursements.

(22) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(23) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder or the Company in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(24) DISPUTE RESOLUTION. In the case of a dispute as to the determination of, the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Conversion Price or any Redemption Price, the Company and the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation, then the Company and the Holder shall submit via electronic mail (a) the disputed determination of the Closing Sale Price to an independent, reputable investment bank mutually agreed by the Company and the Holder, such approval not to be unreasonably withheld, conditioned or delayed, or (b) the disputed arithmetic calculation of the Conversion Rate, Conversion Price or any Redemption Price to an independent, outside accountant, mutually agreed by the Company and the Holder, such approval not to be unreasonably withheld, conditioned or delayed. The Holder and the Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. The expenses of the investment bank or the accountant shall be borne equally by the Holder and the Company.

(25) NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 10(f) of the Transaction Agreement. The Company shall give written notice to the Holder (i) promptly upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment, (ii) promptly after any amendment, supplement or waiver of any provision of this Note and (iii) at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Shares, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of Common Shares or (C) for determining rights to vote with respect to any Merger Event or Change of Control or Company Change of Control, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America via wire transfer of immediately available funds to an account designated by the Holder; provided, that the Holder, upon written notice to the Company, may elect to receive a payment of cash in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of the Holder, shall initially be as set forth on the “Schedule of Buyers” attached to the Transaction Agreement). Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

(26) CALLBACK PROCEDURE. Notwithstanding any other provision of this Note, no notice, instruction or other communication relating to any change in any details of the Company or the Holder relating to payment (including the identify of such Person, receiving bank or receiving account number, broker, or broker account number), or in any details of such Person’s callback contact, will be valid, and shall not be complied with by any party unless:

(a) written notice of the change is given in accordance with Section 25;

(b) the Person giving notice of the change is not a callback contact further to Section 27; and

(c) such instruction is confirmed verbally by telephone or voice over internet protocol call, and not by writing in any form, between the Company’s callback contact and the Holder’s callback contact using the relevant details for that callback in Section 27, with such verbal confirmation being further confirmed to the callback contact of the Party giving such instruction via a second written notice given by the callback contact of the Party receiving such instruction in accordance with Section 25 contemporaneously with the completion of such verbal confirmation.

(27) CALLBACK CONTACTS. The callback contacts for Section 26 are the following Persons with the following contact details, or such Persons or contact details as the relevant party may notify from time to time in accordance with Section 26:

(a) Callback contact for the Company:

Name: Luke Colton

Email: [***]

Telephone Number: [***]

(b) Callback contact for the Holder:

Name: Jeffrey Feeley

Email: [***]

Telephone Number: [***]

(28) CANCELLATION. After all Principal, any accrued Interest and any other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled and shall not be reissued, sold or transferred.

(29) NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS. No past, present or future director, officer, employee, incorporator or shareholder of the Company, as such, will have any liability for any obligations of the Company under this Note or for any claim based on, in respect of, or by reason of, such obligations or its creation. By accepting this Note, the Holder waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of this Note.

(30) GOVERNING LAW; JURISDICTION; JURY TRIAL. This Note shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each of the Company and the Holder hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York, New York, Borough of Manhattan and any appellate court from any thereof, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each of the Company and the Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Person at the address set forth in Section 10(f) of the Transaction Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY AND THE HOLDER EACH HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(31) SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the Company and the Holder as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the Company or the Holder or the practical realization of the benefits that would otherwise be conferred upon the Company or the Holder. The Company and the Holder will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(32) USURY. This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate or in an amount which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate or amount which the Company is permitted by applicable law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest hereunder at a rate or in an amount in excess of such maximum rate or amount, the rate or amount of interest under this Note shall be deemed to be immediately reduced to such maximum rate or amount and the interest payable shall be computed at such maximum rate or be in such maximum amount and all prior interest payments in excess of such maximum rate or amount shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note. To the extent lawful, the interest that would have been paid under this Note but was not paid as a result of the operation of this Article shall be cumulated and the interest payable under this Note in other periods shall be increased (but not above such maximum rate or amount) until such cumulated amount shall have been received by the Holder.

(33) ABSENCE OF TRADING AND DISCLOSURE RESTRICTIONS. The Company acknowledges and agrees that the Holder is not a fiduciary or agent of the Company, and/or any of its Subsidiaries and that the Holder shall have no obligation pursuant to this Note or the other Transaction Documents (excluding any separate written agreements between the Holder and the Company as may exist from time to time) to (a) maintain the confidentiality of any information provided by the Company and/or any of its Subsidiaries or (b) refrain from trading any securities of the Company and/or any of its Subsidiaries while in possession of such information in the absence of a written non-disclosure agreement signed by an officer of the Holder that explicitly provides for such confidentiality and trading restrictions. For the avoidance of doubt, the immediately preceding sentence shall not in any way limit the Company’s rights under Section 3(r) of the Registration Rights Agreement.

(34) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “Acquisition” means any transaction, or any series of related transactions, consummated on or after the Initial Closing Date, by which the Company or any Subsidiary (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

(b) “Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

(c) “Affiliate Support Agreement” means that certain Affiliate Support, Share Retention and Subordination Agreement, dated as of October 28, 2024 (as amended and restated by the Omnibus Amendment and Termination Agreement, dated (and as in effect) as of December 17, 2024), by and among the Project Company, the Company, 1339480 B.C. Ltd., KV Project LLC, United States Department of Energy and Citibank, N.A.

(d) “Anti-Corruption Laws” means all laws concerning or relating to anti-bribery, anti-corruption, and anti-kickback matters in the public or private sector, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, the Criminal Code (Canada), as amended, or, in each case, any similar laws.

(e) “Anti-Corruption Policy” means the anti-bribery and anti-corruption policy of the Group Members (which shall include United States Foreign Corrupt Practices Act compliance) adopted by the Board of Directors, as the same may be amended, revised, supplemented or replaced from time to time in accordance with this Agreement.

(f) “Anti-Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the PATRIOT Act, the Anti-Money Laundering Act of 2020, the Money Laundering Control Act, the rules and regulations thereunder, applicable Executive Orders, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada) and any other Applicable Laws relating to money laundering, terrorist financing, or financial recordkeeping and recording requirements administered or enforced by any United States of America or Canada governmental agency, or any other jurisdiction in which any Group Member operates or conducts business.

(g) “Applicable Laws” means, with respect to any Person, any constitution, statute, law, rule, regulation, code, ordinance, treaty, judgment, order or any published directive, guideline, requirement or other governmental rule or restriction which has the force of law, by or from a court, arbitrator or other Governmental Authority having jurisdiction over such Person or any of its properties, whether in effect as of the date of this Agreement or as of any date hereafter.

(h) “Articles” shall have the meaning ascribed to such term in the Transaction Agreement.

(i) “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The term “Beneficially Owns” has a corresponding meaning. For purposes of this definition, a Person shall not be deemed to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

(j) “Bloomberg” means Bloomberg Financial Markets.

(k) “BLM” means the U.S. Bureau of Land Management.

(l) “Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.

(m) “Business” means the development, construction, expansion and operation of the Project and the related sale of lithium products.

(n) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, New York, Vancouver, British Columbia or Reno, Nevada are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in New York, New York, Vancouver, British Columbia and Reno, Nevada generally are open for use by customers on such day.

(o) “Canadian Dam Association (CDA) Standards” means the CDA 2019 Technical Bulletin on Application of Dam Safety Guidelines to Mining Dams and a Guide to the Management of Tailings Facilities March 2021, Version 3.2 by the Mining Association of Canada, with corresponding references and any implementation protocols (each as updated, expanded or replaced in whole or in part from time to time).

(p) “Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

(q) “Capitalized Interest” means, with respect to the payment of Interest on an Interest Date, the amount of such Interest that the Company has elected to pay by way of inclusion of such Interest in the Principal.

(r) “Cash Interest” means, with respect to the payment of Interest on an Interest Date, the amount of such Interest that the Company has elected (or is deemed to have elected) in accordance with Section 2(a) to pay in cash.

(s) “Change of Control” shall be deemed to have occurred if the Company ceases to own, directly or indirectly, more than 50% of all outstanding equity interests of the Project Company or the Project Company disposes of all or substantially all of the assets of the Project Company taken as a whole.

(t) “Change of Control Caps” has the meaning ascribed to such term in Section (4)(a)(iv).

(u) “Close of Business” means 5:00 p.m. (New York City time).

(v) “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the NYSE, as reported by Bloomberg, or, if the NYSE begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York time, as reported by Bloomberg, or, if the NYSE is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the Pink Open Market (f/k/a OTC Pink) published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 22. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction relating to the Common Shares during the applicable calculation period.

(w) “Code” means the Internal Revenue Code of 1986, as amended.

(x) “Common Equity” of any Person means Equity Interests of such Person that is generally entitled (i) to vote in the election of directors of such Person or (ii) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

(y) “Common Shares” means the Company’s Common Shares, no par value, subject to Section 5(c).

(z) “Company Change of Control” means

(i) any transaction as a result of which any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (for the purposes of this clause (1), such person or group shall be deemed to Beneficially Own any Voting Stock of the Company held by a parent entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such parent entity); or

(ii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act).

(aa) “Compliance Certificate” means a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company in the form set out in Schedule 14(p)(ii)(C).

(bb) “Construction Budget” means the Initial Construction Budget, as updated, amended or supplemented from time to time pursuant to the terms hereof.

(cc) “Construction Contract” has the meaning ascribed to such term in the DOE Loan.

(dd) “Contract” means any agreement, contract, lease, license, concession, option, indenture, mortgage, deed of trust, debenture, note or other instrument, arrangement.

(ee) “Conversion Shares” means Common Shares issuable by the Company pursuant to the terms of any of the Notes, including any related Interest so converted or redeemed.

(ff) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Shares.

(gg) “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

(hh) “Dispose”, “Disposition” or “Disposal” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions) of any property by any Person (including any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

(ii) “DOE” means the United States Department of Energy.

(jj) “DOE Financing Document” means each “Financing Document” as such term is defined in the DOE Loan (as they exist as of the date hereof).

(kk) “DOE Loan” means that certain Loan Arrangement and Reimbursement Agreement, dated as of October 28, 2024, by and between the Project Company and the U.S. Department of Energy, as amended by that certain Omnibus Amendment, dated as of December 17, 2024, and any amendments, supplements, modifications, extensions, renewals, or restatements thereof.

(ll) “Effective Date” means the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

(mm) “Eligible Market” means any Principal Market, the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).

(nn) “Environmental Laws” means any and all foreign, federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Applicable Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning (a) protection of the environment, natural resources, or human health or safety (including but not limited to mining health and safety); or (b) the presence, Release or threatened Release, generation, use, management, handling, transportation, treatment, storage, or disposal of Hazardous Substances, in each case of clause (a) and (b) as now or may at any time hereafter be in effect.

(oo) “Environmental and Social Requirements” means: all Environmental and Laws, all environmental Governmental Approvals, conformance with the Equator Principles and the CDA tailings standards consistent with Prudent Industry Practice, in each case as applicable to the then current phase of the Project.

(pp) “Equator Principles” means those principles so entitled and described in “The ‘Equator Principles – July 2020’ - A financial industry benchmark for determining, assessing and managing social and environmental risk in Projects” and available at: http://equator-principles.com/about/, as adopted as at the date of this Note, and including all applicable IFC EHS guidelines required therein.

(qq) “Equity Interests” means (a) all shares of capital stock (whether denominated as common capital stock or preferred capital stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, Options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable; provided that this Note will not constitute an Equity Interest.

(rr) “Ex-Dividend Date” means the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

(ss) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(tt) “Event of Force Majeure” means an event or circumstance beyond the reasonable control of, and not the result of the fault or negligence of, the Project Company, and that could not have been prevented by the exercise of reasonable diligence by the Project Company, including any act of God, fire, flood, severe weather, epidemic, pandemic, equipment failure, failure or delay in issuance of Governmental Approvals (but which Governmental Approval the Project Company must be using commercially reasonable efforts to obtain) or other acts or inaction of Governmental Authorities (but which act or inaction the Project Company must be using commercially reasonable efforts to contest or reverse), change in Applicable Law, default by suppliers or contractors, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act or threat of terrorism or riot or civil commotion.

(uu) “Excluded Taxes” means any of the following Taxes imposed on or with respect to the Holder or required to be withheld or deducted from a payment to the Holder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, Canadian capital Taxes and branch profits Taxes, in each case, (i) imposed as a result of the Holder being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Taxes imposed as a result of a present or former connection between the Holder and the jurisdiction imposing such Tax (other than connections arising from the Holder having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Note, or sold or assigned an interest in this Note), (b) Canadian withholding Taxes imposed on amounts payable to or for the account of the Holder with respect to an applicable interest in this Note pursuant to a law in effect on the date on which (i) the Holder subsequently acquires such interest in this Note after the date hereof from the original Holder or (ii) the Holder changes its lending office, except in each case to the extent that, pursuant to Section 6, amounts with respect to such Taxes were payable either to the Holder’s assignor immediately before the Holder became a party hereto or to the Holder immediately before it changed its lending office, (c) any Canadian Tax that would not have been imposed but for the Holder (including direct or indirect holders of the Holder, as the case may be) (i) not dealing at arm’s length for purposes of the ITA with the Company, (ii)

being a “specified non-resident shareholder” (as defined in subsection 18(5) of the ITA) of the Company or not dealing at arm’s length for purposes of the ITA with a “specified shareholder” (as defined in subsection 18(5) of the ITA) of the Company, or (iii) the Company being a “specified entity” pursuant to paragraph (b) of the definition thereof (as defined in subsection 18.4(1) of the ITA) in respect of the Holder, (d) Taxes attributable to the Holder’s failure to comply with Section 6(b) and (e) any withholding Taxes imposed under FATCA or Taxes imposed pursuant to Part XVIII of the ITA.

(vv) “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Note (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

(ww) “Foreign Private Issuer” means a “foreign private issuer” within the meaning of Rule 3b-4 of the Exchange Act.

(xx) “Global Industry Standard on Tailings Management” or “GISTM” means the “Global Industry Standard on Tailings Management” or “GISTM” as endorsed by the International Council on Mining and Metals and any implementation protocols (each as updated, expanded or replaced in whole or in part from time to time).

(yy) “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

(zz) “GM Investment Documents” means the Investor Rights Agreement, the JV Investment Agreement, the LAC-GM JV LLCA and the Management Services Agreement.

(aaa) “Governmental Approval” means any approval, consent, authorization, license, permit, order, certificate, qualification, waiver, exemption, or variance, or any other action of a similar nature, of or by a Governmental Authority, including any of the foregoing that are or may be deemed given or withheld by failure to act within a specified time period.

(bbb) “Governmental Authority” means the government of the U.S., Canada any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(ccc) “Group Members” means, collectively, the Company and its Subsidiaries from time to time, including the Project Company, and “Group Member” means any one of them.

(ddd) “Guarantee”, of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

(eee) “Hazardous Substances” means any substances, chemicals, materials or wastes defined, listed, classified or regulated as hazardous, toxic, or a pollutant or contaminant or for which standards are or liability may be imposed by any Governmental Authority under, any applicable Environmental Laws, including (a) any petroleum or petroleum by-products (including gasoline, crude oil or any fraction thereof), flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances, and polychlorinated biphenyls, noise, odor, and vibration; and (b) any other chemical, material or substance, of which the import, storage, transport, use, Release or disposal of, or exposure to, is prohibited, limited, or regulated or for which liability may be imposed under any Environmental Law.

(fff) “Hedging Agreement” means any agreement or instrument (including a cap, swap, collar, option, forward purchase agreement or other similar derivative instrument) relating to the hedging of any interest under any Indebtedness, including any foreign currency trading or other speculative transactions.

(ggg) “HSEC Policy” means the integrated health, safety, environmental and community policies and operating guidelines for the Project adopted by the Board of Directors.

(hhh) “IFRS” means the International Financial Reporting Standards, adopted by the International Accounting Standards Board, as in effect from time to time.

(iii) “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (including all Purchase Money Obligations), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, demand guarantees and similar independent undertakings, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any earn-out (which for all purposes of this Note shall be valued at the maximum potential amount payable with respect to such earn-out) and (l) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

(jjj) “Indemnified Taxes” means Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of the Company under this Note (including, for greater certainty, the issuance of Conversion Shares as provided in Section 3).

(kkk) “Independent Engineer” shall mean Hatch Ltd. or such other internationally reputable engineering consultants appointed from time to time by the Holder to act as technical advisor engineer in connection with the Project.

(lll) “Independent Environmental and Social Consultant” or “IESC” shall mean Sustrio Advisors or such other internationally reputable environmental and social consultants appointed from time to time by the Holder to act as environmental and social consultant in connection with the Project.

(mmm) “Initial Closing Date” shall have the meaning ascribed to such term in the Transaction Agreement.

(nnn) “Initial Construction Budget” shall have the meaning ascribed to such term in the DOE Loan.

(ooo) “Integrated Project Schedule” shall have the meaning ascribed to such term in the DOE Loan.

(ppp) “Intermediate Holding Companies” means all Subsidiaries of the Company that are direct or indirect parent companies of Project Holdco.

(qqq) “Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement, dated as of October 15, 2024, between the Company and General Motors Holdings LLC.

(rrr) “IRR” means internal rate of return, as calculated using the XIRR function in Microsoft Excel with the initial amount being the outstanding principal balance followed by any Cash Interest payments thereon.

(sss) “ITA” means the Income Tax Act (Canada), as amended.

(ttt) “JV Investment Agreement” means that certain Investment Agreement dated as of October 15, 2024, among the Company, Lithium Nevada Ventures LLC and General Motors Holdings LLC, as amended from time to time.

(uuu) “LAC-GM JV LLCA” means that certain Amended and Restated Limited Liability Company Agreement of Lithium Nevada Ventures LLC, dated as of December 20, 2024, between LAC US Corp. and General Motors Holdings LLC, as amended from time to time.

(vvv) “Lien” means with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

(www) “Major Project Document” means each of (with each of the terms below having the meaning ascribed to such term in the DOE Loan):

(i) the EPCM Agreement;

(ii) the Bechtel Construction Contract;

(iii) the Mining Agreement;

(iv) the Offtake Agreement;

(v) the Aquatech Purchase Agreement;

(vi) the EXP EPC Agreement;

(vii) the Affiliate Indemnification Agreement;

(viii) the MECS License Agreement;

(ix) the Malta Ready Mix Purchase Order;

(x) each TLT Document;

(xi) each Real Property Document;

(xii) each Workforce Hub Document, from and after the date of execution thereof;

(xiii) each Major Subcontract;

(xiv) each Additional Major Project Document;

(xv) any other Project Document if, but only if, the Company and the Holder agree (in their sole discretion) that such document shall be treated as a “Major Project Document”; and

(xvi) any credit support instrument provided in connection with any of the foregoing, irrespective of whether the Company or and of its Subsidiaries is a party thereto.

(xxx) “Management Services Agreement” means that certain Management Services Agreement, dated as of December 20, 2024, by and among LAC Management LLC, the Company, Project Holdco and the Project Company, as amended from time to time.

(yyy) “Material Adverse Effect” shall have the meaning ascribed to such term in the Transaction Agreement.

(zzz) “Maturity Date” means April 1, 2030.

(aaaa) “Mine” means a lithium mine located on public lands administered by the U.S. Bureau of Land Management in Humboldt County, Nevada known as “Thacker Pass.”

(bbbb) “Mine Plan” means the annual schedule of activities developed by the Miner for the mine pit development and first twenty-five years of lithium carbonate production and forecasts annual operating costs, volumes, and compositions as well as various statistics required for operation of the process plan.

(cccc) “Miner” means Sawtooth Mining, LLC, a Nevada limited liability company.

(dddd) “MOIC” shall mean a multiple of invested capital equal to the quotient of (i) the sum of (x) the aggregate amount of all Cash Interest (other than any Cash Interest paid at the Default Rate) paid to the Holder prior to the applicable date of determination and (y) the applicable Change of Control Redemption Price and (ii) the Purchase Price. For the avoidance of doubt, in no event shall any calculation of MOIC take into account (i) any fees or expenses incurred by the Holder that are reimbursed by the Company, (ii) any payments in cash pursuant to Section 3(c)(ii) or (iii) any indemnification payments made by the Company to the Holder.

(eeee) “Monthly Construction Report” means a written report in relation to a calendar month with respect to the Project in the form attached as Schedule 14(p)(i)(B).

(ffff) “Monthly Operations Report” means a written report prepared by or on behalf of the Company in relation to the immediately preceding calendar month, in the form attached as Schedule 14(p)(i)(A).

(gggg) “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

(hhhh) “NYSE” means the New York Stock Exchange.

(iiii) “O&M Budget” shall have the meaning ascribed to such term in the DOE Loan.

(jjjj) “OFAC” means The Office of Foreign Assets Control of the US Department of the Treasury.

(kkkk) “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

(llll) “Open of Business” means 9:00 a.m. (New York City time).

(mmmm) “Operating Forecast” shall have the meaning ascribed to such term in the DOE Loan.

(nnnn) “Operating Plan” shall have the meaning ascribed to such term in the DOE Loan.

(oooo) “Options” means any rights, warrants or options to subscribe for or purchase (i) Common Shares or (ii) Convertible Securities.

(pppp) “Order” means any order, directive, decree, judgment, ruling, award, injunction, direction or request of any Governmental Authority or other decision-making authority of competent jurisdiction.

(qqqq) “Permitted Acquisition” means any Acquisition by the Company or any Subsidiary in a transaction that satisfies each of the following requirements:

(i) the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Company or any Subsidiaries are engaged on the Initial Closing Date and any business activities that are substantially similar, related, or incidental thereto;

(ii) both before and after giving effect to such Acquisition and any concurrent incurrence of Indebtedness in connection therewith, each of the representations and warranties in the Transaction Documents is true and correct (except any such representation or warranty which relates to a specified prior date, in which case such representation or warranty is true and correct as of such specified prior date) and no Default exists, will exist, or would result therefrom;

(iii) as soon as available, but not less than ten (10) days prior to such Acquisition, the Company has provided the Holder (A) notice of such Acquisition and (B) a copy of all business and financial information reasonably requested by the Holder including pro forma financial statements, statements of cash flow and diligence reports;

(iv) the total consideration (including the maximum potential total amount of all deferred payment obligations (including earn-outs) and Indebtedness assumed or incurred) for all Acquisitions made during any fiscal year of the Company shall not exceed $25,000,000;

(v) if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a Subsidiary of the Company;

(vi) if such Acquisition involves a merger or a consolidation involving the Company or any Subsidiary, the Company or such Subsidiary, as applicable, shall be the surviving entity; and

(vii) none of the Company or any Subsidiary shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect.

(rrrr) “Permitted Company Indebtedness” means, in respect of the Company, any Intermediate Holding Company or Project Holdco, any of the following:

(i) Indebtedness of the Company in respect of the Notes, any Additional Notes and, in each case, Capitalized Interest in respect thereof;

(ii) Indebtedness existing on the date hereof and set forth in Schedule 3(s) of the Transaction Agreement and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (v) hereof;

(iii) Indebtedness (A) of any Subsidiary of the Company to the Company or any other Subsidiary or (B) of the Company to any Subsidiary of the Company, solely to the extent that any such Indebtedness is expressly subordinated in right of payment to this Note pursuant to a subordination agreement in form and substance satisfactory to the Required Holders acting reasonably;

(iv) Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary; provided that the Indebtedness so Guaranteed is Permitted Company Indebtedness and so long as the aggregate amount of such Guarantee does not exceed the Company’s allocable share of the liability, based on its direct or indirect ownership percentage of such Subsidiary at the time such Guarantee is provided, and such maximum shall be adjusted from time to time to reflect any changes in the Company’s ownership stake in such Subsidiary;

(v) Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (i), (ii) and (viii) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (A) such Refinance Indebtedness does not increase the principal amount of the Original Indebtedness except by (x) an amount equal to unpaid accrued interest, premium and penalties thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and (y) an amount equal to any existing unutilized commitments, (B) any Liens securing such Refinance Indebtedness are not extended to any additional property of the Company or any Subsidiary, (C) none of the Company or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, and (D) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness;

(vi) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(vii) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations (including guarantees thereof), in each case provided in the ordinary course of business;

(viii) Indebtedness pursuant to p-card, corporate credit card or similar programs in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(ix) Indebtedness that is expressly subordinated in right of payment to the Notes pursuant to a subordination agreement (in form and substance satisfactory to the Required Holders) with a maturity date or scheduled amortization or scheduled payments of principal or subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control and customary acceleration rights after an event of default) on or after the date that is ninety-one (91) days following the Maturity Date;

(x) Indebtedness in respect of leases of office space, office equipment or motor vehicles with respect to which the aggregate lease payments do not exceed $15,000,000 per fiscal year;

(xi) Guarantees of Indebtedness incurred pursuant to clause (ii) of the definition of Permitted Project Indebtedness so long as the aggregate amount of such Guarantee does not exceed the Company’s allocable share of the liability, based on its direct or indirect ownership percentage of the Project Company at the time such Guarantee is provided, and such maximum shall be adjusted from time to time to reflect any changes in the Company’s ownership stake in the Project Company;

(xii) (A) amounts for insurance premiums, professional fees and fees related to corporate transactions and (B) other amounts due to trade creditors and accrued expenses not to exceed $15,000,000 at any time outstanding, in each case arising in the ordinary course of business and to the extent such amounts and expenses are not unpaid more than ninety days past the due date therefor or are being contested in good faith;

(xiii) Indebtedness incurred in connection with the issuance of GM Letters of Credit (as defined in the GM Investment Documents);

(xiv) other unsecured Indebtedness in an aggregate principal amount not exceeding $1,000,000 at any time outstanding; and

(xv) any Guarantee or other credit support on commercially reasonable terms and conditions to facilitate a sale or transfer of any Specified Tax Credit; provided that the Company or such Subsidiary may Guarantee an indemnity for losses from the sale or transfer of Specified Tax Credits on commercially reasonable terms and conditions, but if the guarantee amount exceeds the Company’s share of the liability, based on its direct or indirect ownership percentage of the Project Company at the time such Guarantee is provided, such excess portion must not exceed $38,000,000.

(ssss) “Permitted Company Investment” means, in respect of the Company, any Intermediate Holding Company or Project Holdco, any of the following:

(i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S. or Canada), in each case maturing within one year from the date of acquisition thereof;

(ii) investments in commercial paper maturing within two hundred and seventy days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(iii) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred and eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof or Canada or any province or territory thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(v) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

(vi) investments in existence on the date hereof and described in Schedule 13(e);

(vii) investments by the Company and the Subsidiaries in Equity Interests in their respective Subsidiaries;

(viii) loans or advances made by the Company to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary;

(ix) to the extent constituting investments, Guarantees of Indebtedness constituting Permitted Indebtedness;

(x) loans or advances made by the Company or a Subsidiary to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes;

(xi) any Guarantee or other credit support on commercially reasonable terms and conditions to facilitate a sale or transfer of any Specified Tax Credit; provided that the Company or such Subsidiary may Guarantee an indemnity for losses from the sale or transfer of Specified Tax Credits on commercially reasonable terms and conditions, but if the guarantee amount exceeds the Company’s share of the liability, based on its direct or indirect ownership percentage of the Project Company at the time such Guarantee is provided, such excess portion must not exceed $38,000,000;

(xii) [intentionally deleted];

(xiii) Permitted Acquisitions;

(xiv) investments constituting deposits described in clauses (iii) and (iv) of the definition of the term “Permitted Encumbrances”;

(xv) to the extent constituting investments, Guarantees by the Company or any Subsidiary of the obligations of a Subsidiary which do not constitute Indebtedness;

(xvi) the extension of trade credit by the Company or a Subsidiary in the ordinary course of business;

(xvii) investments in the Project Holdco or otherwise made in connection with the transactions contemplated by the Transaction Documents, the DOE Financing Documents and the GM Investment Documents;

(xviii) other investments made after the Initial Closing Date, in an aggregate amount not to exceed $5,000,000 at any time outstanding; and

(xix) to the extent constituting investments, Permitted Intercompany Activities.

(tttt) “Permitted Company Liens” means, in respect of the Company, any Intermediate Holding Company or Project Holdco, any of the following:

(i) Liens created pursuant to the Transaction Documents, the DOE Financing Documents and the GM Investment Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any property or asset of the Company or any Intermediate Holding Company existing on the date hereof and set forth in Schedule 13(d); provided that (A) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (B) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iv) [intentionally deleted];

(v) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(vi) Liens granted by a Subsidiary in favor of the Company or another Subsidiary in respect of Indebtedness owed by such Subsidiary;

(vii) Liens in respect of Indebtedness incurred pursuant to clause (xiii) of the definition of Permitted Company Indebtedness; and

(viii) other Liens securing obligations in an amount not to exceed $5,000,000 at any time outstanding.

(uuuu) “Permitted Contest Conditions” means a contest, pursued in good faith, challenging the enforceability, validity, interpretation, amount or application of any Applicable Law or other matter (legal, contractual or other) by appropriate proceedings timely instituted if (a) the applicable Supplier Entity diligently pursues such contest; (b) the applicable Supplier Entity establishes adequate reserves with respect to the contested claim to the extent required by the Designated Standard (as defined in the DOE Loan as of the date hereof); and (c) such contest could not reasonably be expected to have a Material Adverse Effect.

(vvvv) “Permitted Debt Payments” means any of the following:

(i) payment of Indebtedness created under the Transaction Documents, the DOE Loan and the GM Investment Documents;

(ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Permitted Indebtedness;

(iii) refinancings of Indebtedness to the extent the Indebtedness such refinanced is Permitted Indebtedness and is not for an amount greater than the Indebtedness being refinanced; and

(iv) payments of Indebtedness permitted pursuant to clauses (iii), (xii), and (xv) of the definition of Permitted Company Indebtedness.

(wwww) “Permitted Disposition” shall have the meaning ascribed to such term in the DOE Loan.

(xxxx) “Permitted Encumbrance” means any of the following:

(i) Liens imposed by law for Taxes that are not yet delinquent and payable or are being contested in good faith;

(ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in good faith;

(iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, health insurance and other social security laws or regulations;

(iv) deposits to secure the performance of bids, rental deposits, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature in each case in the ordinary course of business;

(v) judgment Liens in respect of judgments that do not constitute an Event of Default;

(vi) customary Liens of a depository bank or securities intermediary under applicable law or the applicable account documentation for the applicable deposit account or securities account;

(vii) any interest or title of a lessor, sublessor, licensor or sublicensor under any leases, subleases, licenses or sublicenses entered into by the Company or any Subsidiary in the ordinary course of business; and

(viii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (v) above.

(yyyy) “Permitted Holder” means OMF Fund IV SPV M LLC and its Affiliates.

(zzzz) “Permitted Indebtedness” means, collectively, Permitted Company Indebtedness and Permitted Project Indebtedness.

(aaaaa) “Permitted Intercompany Activities” means shared administrative, overhead, technology or licensing arrangements entered into in the ordinary course of business between or among the Company and its Subsidiaries, in each case that (i) are, in the good faith judgment of the Company, necessary or advisable in connection with the ownership or operation of the business of the Company and its Subsidiaries and (ii) do not interfere in any material respect with the ordinary conduct of business of the Company or any Subsidiary.

(bbbbb) “Permitted Project Indebtedness” means, in respect of the Project Company, any of the following:

(i) Indebtedness incurred under the DOE Financing Documents;

(ii) Indebtedness in respect of amounts due to trade creditors and accrued expenses, in each case arising in the ordinary course of business, to the extent such amounts and expenses are not unpaid more than ninety days past the due date therefor or are being contested in good faith;

(iii) Indebtedness comprised of purchase money obligations or leases for discrete items of property and equipment not comprising an integral part of the Project, the amount of which does not exceed (A) the cost of the equipment so financed or (B) an aggregate amount not to exceed $25,000,000;

(iv) Indebtedness required pursuant to Section 7.16 of the DOE Loan;

(v) Permitted Subordinated Loans;

(vi) Indebtedness in respect of leases of office space, office equipment, motor vehicles and the other leases on Schedule 9.16(d) (Permitted Leases) to the DOE Loan as of the date hereof and any replacement thereof, with respect to which the aggregate lease payments do not exceed $75,000,000 per fiscal year;

(vii) Indebtedness in respect of any bankers’ acceptances, letters of credit, warehouse receipts or similar facilities, in each case, incurred in the ordinary course of business;

(viii) unsecured and subordinated Indebtedness incurred after the Project Completion Date for general corporate purposes in an aggregate amount outstanding at any one time not to exceed $10,000,000;

(ix) to the extent constituting Indebtedness, indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;

(x) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(xi) contingent liabilities incurred in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Project Documents;

(xii) Indebtedness of the Project Company to the Company or any Subsidiary of the Company;

(xiii) to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business (including guarantees thereof); and

(xiv) after the Project Completion Date, Indebtedness incurred to finance Phase Two in an aggregate amount not to exceed one of the following (not both) (x) if such Indebtedness is solely funded by the DOE, $2,500,000,000 at any time outstanding, or (y) in any other case, $1,500,000,000 at any time outstanding, provided that such Indebtedness is not secured by any security interest in the collateral securing the DOE Loan.

(ccccc) “Permitted Project Investments” means, in respect of the Project Company, any of the following:

(i) direct obligations of the United States (including obligations issued or held in book-entry form on the books of the United States Department of the Treasury) or Canada or obligations, the timely payment of principal and interest of which is fully guaranteed by the United States or Canada maturing not more than one hundred eighty days from the date of the creation thereof;

(ii) obligations, debentures, notes or other evidence of Indebtedness issued or guaranteed by any agency or instrumentality of the United States or Canada maturing not more than three hundred and sixty days from the date of the creation thereof;

(iii) interest-bearing demand or time deposits (including certificates of deposit) that are held in banks with a general obligation rating of not less than “A-” by S&P or the equivalent rating by Moody’s, or if not so rated of a market value of no less than the amount of moneys so invested maturing not more than one hundred eighty days from the date of the creation thereof;

(iv) commercial paper rated (on the date of acquisition thereof) at least “A-1” or “P-1” or equivalent by S&P or Moody’s, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than ninety days from the date of creation thereof;

(v) money market funds, so long as such funds are rated “Aaa” by Moody’s and “AAA” by S&P; and

(vi) any other advances, loans or extensions of credit or any stock, bonds, notes, debentures or other securities as permitted under the DOE Loan.

(ddddd) “Permitted Project Liens” means, in respect of the Project Company, any of the following:

(i) any Liens securing the DOE Loan and any Secured Obligations (as defined in the DOE Loan) thereunder;

(ii) Liens for any tax, assessment or other governmental charge that is (A) not yet delinquent; or (B) being diligently contested in good faith and by appropriate proceedings timely instituted, so long as (1) such proceedings shall not involve any danger of the sale, forfeiture or loss of the Project and (2) a bond, adequate reserves or other security has been posted or provided in such manner and amount as to assure that any taxes, assessments or other charges determined to be due will promptly be paid in full when such contest is determined;

(iii) Liens in favor of materialmen, workers or repairmen, or other like Liens arising in the ordinary course of business or in connection with the construction of the Project, that are either not overdue for a period of more than thirty days or for amounts being diligently contested in good faith and by appropriate proceedings timely instituted so long as (A) such proceedings shall not involve any danger of the sale, forfeiture or loss of any part of the Project, and (B) a bond or other security has been posted or provided in such manner and amount as to assure that any amounts determined to be due will promptly be paid in full when such contest is determined;

(iv) Liens identified in the ALTA Survey (as defined in the DOE Loan);

(v) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Project Site that do not and could not reasonably be expected to materially impair the development, construction, operation, or use by (or for the benefit of) the Project Company of the Project Site;

(vi) covenants, conditions, restrictions, easements and other similar encumbrances on title, and other minor defects or irregularities of record affecting title to the Project Site, which do not and could not reasonably be expected to materially impair the development, construction, operation, access to or use by (or for the benefit of) the Project Company of the Project Site;

(vii) Liens (not securing Indebtedness) of depository institutions and securities intermediaries (including rights of set-off or similar rights) with respect to deposit accounts or securities accounts;

(viii) Liens securing (A) judgments for the payment of money that do not constitute an Event of Default or (B) appeals and the other surety bonds related thereto;

(ix) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

(x) Liens in respect of Indebtedness described in clause (iii) of the definition of Permitted Project Indebtedness;

(xi) Liens in respect of Indebtedness described in clause (iv) of the definition of Permitted Project Indebtedness, to the extent related to warehouse receipts;

(xii) non-exclusive licenses of intellectual property granted in the ordinary course of business;

(xiii) other Liens so long as neither (i) the aggregate outstanding amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $20,000,000 at any one time outstanding; and

(xiv) Liens in respect of Indebtedness described in clause (xiv) of the definition of Permitted Project Indebtedness.

(eeeee) “Permitted Subordinated Loans” means any subordinated loans made by, or on behalf of, the Company or 1339480 B.C. Ltd. to the Project Company in lieu of purchasing Equity Interests, on the terms and conditions set forth in the Affiliate Support Agreement.

(fffff) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any government or any department or agency thereof.

(ggggg) “Phase One” means the initial phase of development of the Project.

(hhhhh) “Phase One Effective Date” has the meaning ascribed to such term in the JV Investment Agreement.

(iiiii) “Phase Two” means an expansion phase of development of the Project.

(jjjjj) “Principal Market” means the NYSE and the TSX.

(kkkkk) “Production Payment Agreement” shall have the meaning ascribed to such term in the Transaction Agreement.

(lllll) “Project” means the Thacker Pass lithium project located in the State of Nevada, including the Project Property, the mining, development, production, processing, recovery, sale, transportation, storage and delivery operations and related assets and rights and other assets or rights located on or at or used in connection with the Project Property or to mine minerals.

(mmmmm) “Project Company” shall have the meaning ascribed to such term in the Transaction Agreement.

(nnnnn) “Project Completion” shall have the meaning ascribed to such term in the DOE Loan.

(ooooo) “Project Completion Date” shall have the meaning ascribed to such term in the DOE Loan.

(ppppp) “Project Completion Longstop Date” shall have the meaning ascribed to such term in the DOE Loan.

(qqqqq) “Project Document” means each Major Project Document and each other agreement necessary or appropriate for the Project, including any contract or agreement relating to the ownership, development, construction, testing, operation, maintenance, repair or use of the Project entered into by the Company or any of its Subsidiaries with any other Person, including any credit support instrument in respect of any other Project Document irrespective of whether the Company of its Subsidiaries is a party thereto, but excluding (a) any Transaction Document or DOE Financing Document, (b)(i) any mandate letter with the Holder and any similar agreement with any third-party advisor of the Company and (ii) any fee letter or professional services agreement, consulting agreement or advisory agreement in respect of any professional services and any similar agreement with any third-party advisor of the Company (in each case, so long as, at any time of determination, any amounts payable by such Person under or in connection with such contract or agreement (A) have been or are reasonably expected to be incurred in the ordinary course of business and (B) are contemplated by the then-current relevant Construction Budget or O&M Budget, as applicable), and (c) any other agreement or document executed by the Company in connection with any other Indebtedness that constitutes Permitted Indebtedness.

(rrrrr) “Project Entity” means from time to time, the Company, 1339480 B.C. Ltd., the Project Company and Project Holdco and any other Person that is an Affiliate of a Group Member (now or hereafter formed or acquired) that holds or acquires directly or indirectly any interest in the Project Property other than any Person holding an interest in the Project Property solely through its interest in the Company.

(sssss) “Project Holdco” means Lithium Nevada Ventures, LLC and its successors.

(ttttt) “Project Mining Claims” means each unpatented mining claim set forth on Schedule 16(a)(ii) (Project Mining Claims), claimed by the Project Company, including all such unpatented mining claims on the Project Site and such unpatented mining claims that are not more than approximately two (2) miles from the Project Site (in each case, whether such unpatented mining claims exist on the date hereof or arise after the date hereof), recorded with the BLM, and filed or recorded in the real property records of Humboldt County, Nevada, subject in all cases to the paramount title of the United States of America.

(uuuuu) “Project Property” means all of the property, assets, undertaking, approvals, licenses, permits and rights of the Group Members in and relating to the Project, whether now owned or existing or hereafter acquired or arising, including real property, personal property and lithium interests, and specifically including, but not limited to: (a) the Project Real Property and lithium interests; (b) all accounts, instruments, chattel paper, deposit accounts, documents, intangibles, goods (including inventory, equipment and fixtures), money, letter of credit rights, supporting obligations, claims, causes of action and other legal rights and investment property in each case relating to the Project; (c) all products, proceeds (including proceeds of proceeds), rents and profits of the foregoing; and (d) all books and records of the Group Members related to any of the foregoing.

(vvvvv) “Project Real Property” means all real property interests, all mineral claims, mineral leases and other mineral rights, concessions, unpatented mining claims and interests, and all surface access rights held by any Group Member relating to the Project, and all buildings, structures, improvements, appurtenances and fixtures thereon or attached thereto, whether created privately or by the action of any Governmental Authority. “Project Real Property” shall also include any term extension, renewal, replacement, conversion or substitution of any such real property interests, mineral claims, mineral leases, mineral rights, concessions, unpatented mining claims or interests, and surface access rights, owned or in respect of which an interest is held, directly or indirectly, by any Group Member at any time during the term of this Note, whether or not such ownership or interest is held continuously.

(wwwww) “Project Site” means the Real Property and Project Mining Claims on which the Project is or is intended to be situated, as further described in Schedule 16(a)(iii) (Project Site).

(xxxxx) “Processing Facility” has the meaning given to such term in the preliminary statements, and includes beneficiation; the offsite water supply and associated infrastructure including wells, pumps and pipeline; steam turbine generator; temporary, black-start and back-up on-site power; sulfuric acid plant; evaporation and crystallization equipment; vat leach and neutralization plant; counter current decantation plant, filtration plants, precipitation equipment, ion exchange equipment and lithium carbonate circuit; lithium carbonate product drying, handling and packaging; reagent handling equipment; ore handling and sizing and storage area and structures and associated equipment; in-process, clay tailings and final product storage area and associated structures, utilities, facilities and equipment; waste management facilities (for hazardous and other waste managed onsite); and balance of plant equipment associated with the aforementioned systems and equipment.

(yyyyy) “Prudent Industry Practice” means those practices, methods, equipment, specifications, and standards of safety and performance, as are commonly accepted in the lithium mining and processing industries as good, safe, prudent and commercial practices in connection with the design, construction, operation, maintenance, repair and use of the Project.

(zzzzz) “Purchase Money Obligations” means the outstanding balance of the purchase price of real and/or personal property, title to which has been acquired or will be acquired upon payment of such purchase price, or indebtedness to non-vendor third parties incurred to finance the acquisition of such new and not replacement real and/or personal property, or any refinancing of such indebtedness or outstanding balance.

(aaaaaa) “Purchase Price” shall have the meaning ascribed to such term in the Transaction Agreement.

(bbbbbb) “Quarterly Operations Report” means a written report prepared by or on behalf of the Company in relation to the immediately preceding fiscal quarter, in the form attached as Schedule 14(p)(ii)(A)(1).

(cccccc) “Quarterly Construction Report” means a written report in relation to a fiscal quarter with respect to the Project in the form attached as Schedule 14(p)(ii)(A)(2).

(dddddd) “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Shares (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Shares (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Shares (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, by statute, by contract or otherwise).

(eeeeee) “Redemption Dates” means, collectively, the Event of Default Redemption Date, the Change of Control Redemption Date and the Company Redemption Date, as applicable, each of the foregoing, individually, a Redemption Date.

(ffffff) “Redemption Notice” means, collectively, the Event of Default Redemption Notice, the Change of Control Redemption Notice and the Company Redemption Notice, each of the foregoing, individually, a Redemption Notice.

(gggggg) “Redemption Premium” means, as of the date of determination, the percentage of the applicable Conversion Amount for which the Redemption Premium is being determined that is required to result in the Change of Control Redemption Price reflecting the greater of (x) a MOIC of 135% and (y) an IRR of 12%.

(hhhhhh) “Redemption Price” means, collectively, the Event of Default Redemption Price, the Change of Control Redemption Price and the Company Redemption Price, each of the foregoing, individually, a Redemption Price.

(iiiiii) “Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Initial Closing Date by and among the Company and the initial Holder of this Note relating to, among other things, the registration of the resale of the Common Shares issuable pursuant to the terms of this Note, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

(jjjjjj) “Registrable Securities” shall have the meaning ascribed to such term in the Registration Rights Agreement.

(kkkkkk) “Registration Statement” shall mean any registration statement filed with the SEC under the Securities Act (which includes any Registration Statement).

(llllll) “Release” means, with respect to Hazardous Substances, any disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing, releasing, abandoning, depositing, or migrating or dispersing into, through or upon the natural or man-made environment (including any land, water or air and the abandonment or discarding of barrels, containers, and other closed receptacles containing Hazardous Substances), and “Released” shall have a corresponding meaning.

(mmmmmm) “Required Project Approvals” shall have the meaning ascribed to such term in the Transaction Agreement.

(nnnnnn) “Restricted Payment” means any (i) payment, dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests, (ii) payment on account of any principal of, or interest or premium on, or to purchase, redeem, retire or defease, or of any amount in respect of a sinking or analogous fund or defeasance fund for, any Indebtedness ranking in right of payment, parri passu or subordinate to the Note or any Additional Notes, or (iii) payment in respect of any management, consulting or similar fee, or any material bonus or comparable payment, or material payment by way of gift or other gratuity, to any Affiliate of the Company, unless such payment is to a director, officer or employee in that capacity and consists of reimbursement for reasonable and ordinary course expenses related to the business of a Project Entity incurred by such individual in accordance with the policies in effect governing such reimbursements.

(oooooo) “Required Holders” shall have the meaning ascribed to such term in the Transaction Agreement.

(pppppp) “Rule 144” means Rule 144 promulgated under the Securities Act.

(qqqqqq) “Rule 144A” means Rule 144A promulgated under the Securities Act.

(rrrrrr) “S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto that is a nationally recognized rating agency.

(ssssss) “Sanctions” means any economic, financial, and trade sanctions laws and export controls, Applicable Laws, regulations, embargoes or restrictive measures administered or enforced by (a) the United States government, including OFAC, the U.S. Department of State, and the U.S. Department of Commerce, (b) any U.S. Executive Orders imposing economic or financial sanctions on any individuals, entities or foreign countries or regimes and (c) the Canadian government including Global Affairs Canada, the Royal Canadian Mounted Police, and the Canada Border Services Agency.

(tttttt) “SEC” means the United States Securities and Exchange Commission.

(uuuuuu) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(vvvvvv) “Specified Tax Credit” means the advanced manufacturing production tax credit, as defined in Section 45X of the Code and the Treasury Regulations promulgated thereunder, or any successor to or replacement of such credit.

(wwwwww) “Transaction Agreement” means that certain transaction agreement dated as of March 5, 2025 by and among the Company and the investor listed on the signature pages attached thereto pursuant to which the Company issued the Notes, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

(xxxxxx) “Subscription Date” means April 1, 2025.

(yyyyyy) “Subsidiary” shall have the meaning ascribed to such term in the Transaction Agreement.

(zzzzzz) “Substantial Completion” shall have the meaning ascribed to such term in the DOE Loan.

(aaaaaaa) “Substantial Completion Long Stop Date” shall have the meaning ascribed to such term in the DOE Loan.

(bbbbbbb) “Taxes” or “taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, similar fees or other similar charges imposed by any Governmental Authority, including interest, additions to tax or penalties applicable thereto.

(ccccccc) “Tailings” means the materials left over after the primary process of separating the valuable fraction from the uneconomical fraction of the lithium and excludes waste rock or other material that overlies the lithium or mineral body and is displaced during mining without being processed.

(ddddddd) “Tailings Facility” means the Tailings disposal facilities to be constructed by the Company and its Subsidiaries pursuant to the Mine Plan which will be used for deposition of Tailings from each of the Mine, and all related infrastructure and equipment.

(eeeeeee) “Technical Committee” means the technical committee established by the Company to oversee the development and construction of the Project.

(fffffff) “Trading Day” means any day on which the Common Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares on such day, then on the principal securities exchange or securities market on which the Common Shares are then listed or admitted for trading. If the Common Shares are not so listed or admitted for trading, “Trading Day” means a Business Day.

(ggggggg) “Transaction Documents” shall have the meaning ascribed to such term in the Transaction Agreement.

(hhhhhhh) “TSX” means the Toronto Stock Exchange.

(iiiiiii) “U.S.” means the United States of America.

(jjjjjjj) “UCC” means the Uniform Commercial Code.

(kkkkkkk) “Voting Stock” of an entity means all classes of Equity Interests of such entity then outstanding and normally entitled to vote in the election of members of such entity’s board of directors.

(lllllll) “Wholly-Owned Subsidiary” with respect to a Person means a Subsidiary of such Person whose Equity Interests are 100% owned, directly or indirectly, by such Person.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

LITHIUM AMERICAS CORP.

By:	/s/ Jonathan Evans
Name: Jonathan Evans
Title: Chief Executive Officer

[Signature Page to Convertible Note]